Exhibit 10.2

DATED	2007
ALAN KEITH SEFTON                     (1)
and
FEDERAL SIGNAL OF EUROPE BV Y CIA, SC and FS PIPS UK LIMITED     (2)
PIPS TECHNOLOGY LIMITED                    (3)
AGREEMENT
for the sale of the entire issued share capital
of
PIPS Technology Limited

Steynings House
Summerlock Approach
Salisbury
Wiltshire
SP2 7RJ
Tel: (01722) 412412
Fax: (01722) 427613
Ref: JCSN/601827/0190

SHARE SALE AGREEMENT — PIPS TECHNOLOGY LIMITED
DATE:
PARTIES:
(1)	ALAN KEITH SEFTON of 2080 Wilkerson Road, Knoxville, Tennesee, 37922, USA (the “Seller”);

(2)
FEDERAL SIGNAL OF EUROPE BV Y CIA, SC (registered in Spain with the Barcelona Commercial Registry under Volume 39272, Folio 109, Page B-343809, First Entry) of Calle Doctor Ferran, Vilassar de Dalt (Barcelona) Postal Code 08339 and FS PIPS UK LIMITED (registered in England and Wales number 06326733 having its registered office at 1 St James Gate Newcastle upon Tyne NE99 1YQ (together and individually called the “Buyer”) which expression includes their respective permitted assigns); and

(3)	PIPS TECHNOLOGY LIMITED (registered in England and Wales number 04196820 having its registered office at York House, School Lane, Chandlers Ford, Eastleigh, Hampshire, SO53 4DG (the “Company);
OPERATIVE PROVISIONS:
1	Definitions and Interpretation
1.1.
In this agreement unless the context otherwise requires the expressions set out in Part 3 of schedule 3 shall have the meanings ascribed to them in that schedule and the following expressions have the following meanings:

“Accounts”
the Company’s audited annual accounts (as defined in section 262 CA 1985), in each case for the accounting reference period ended on the Accounts Date, including the notes to those accounts and the associated directors’ and auditors’ reports and any profit and loss account omitted in reliance on section 230(3) CA 1985;

“Accounts Date”	31 December 2006;

“Accounts Relief”
any Relief which, in preparing the Completion Accounts, has been assumed to be available and which has been (i) shown or taken into account as an asset in the Completion Accounts or (ii) taken into account in computing (and so reducing) any provision for deferred tax which appears in the Completion Accounts or has resulted in no provision for deferred tax being shown in the Completion Accounts;

“Adjustment Amount”	the amount by which the NAV is greater or less than the Base NAV such sum to be determined and paid as provided in clause 6.1 and schedule 9;

“alternative measure of damages”	the alternative measure of damages referred to in clause 9.10(b);

“Agreed Documents”	this agreement and all the agreed form documents

referred to in it;

“agreed form”	in a form which has been agreed by the parties and which has been duly executed or initialled for identification by them or on their behalf;

“Auditors”	BDO Stoy Hayward LLP, Connaught House, Alexandra Terrace, Guildford, Surrey, GD1 3DA;

“B Shareholders”	those persons whose names and addresses and details of whose holdings of B ordinary shares of 1p each are set out in Part 2 of Schedule 3;

“B Shares”	1,100,000 B Ordinary Shares of 1p each in the capital of the Company

“Base NAV”
an amount equal to the amount of the aggregate of the fixed and current assets of the Company less the aggregate of the liabilities of the Company all as shown in the Interim Accounts but (i) disregarding all cash shown as an asset of the Company in the Interim Accounts (ii) adding back as an asset an amount equal to all interest bearing indebtedness of the Company shown therein as a liability;

“business day”	any day other than a Saturday, Sunday or public holiday in England and Wales;

“Business Information”	Confidential Information relating to or used in the activities of the Company;

“Buyer’s English Solicitors”	Watson Burton LLP, 1 St James’ Gate, Newcastle upon Tyne, NE99 1YQ, England (Ref: GMH/RJA);

“Buyer’s Group”
Federal Signal Corporation, the Buyer and all their respective subsidiaries and subsidiary undertakings from time to time and all companies of which Federal Signal Corporation or the Buyer is from time to time a subsidiary or subsidiary undertaking;

“Buyer’s Tax Group”
the Buyer and any other person or persons which either are or become after Completion, or have within the seven years ending at Completion, been treated as members of the same group as, or otherwise connected or associated in any way with, the Buyer for any Tax purpose;

“Buyer’s US Attorneys”	Thompson Coburn LLP of One US Bank Plaza, St Louis, Missouri 63101 (Ref: FRS);

“CA 1985”	the Companies Act 1985;

“Companies Acts”	as defined in section 744, CA 85 together with the Companies Act 1989;

“Company”	PIPS Technology Limited details of which are set out in schedule 2;

“Compet ’98”	Compet ’98 Számítástechnikai Szolgáltató és Kereskedelmi Betéti Társaság as such corporation is more fully described in the Istenes Acknowledgement

“Completion”	completion of the sale and purchase of the Sale Shares by the performance by the parties of their respective obligations under clause 7 and schedule 6;

“Completion Accounts”
the profit and loss account of the Company for the period commencing on the day after the Accounts Date and ending on the Completion Date and the balance sheet of the Company as at the Completion Date and the statement of the NAV to be prepared in accordance with clause 6 and schedule 9;

“Completion Date”	the date of this agreement and immediately following its execution;

“Conditions”	the conditions precedent set out in schedule 1;

“Confidential Information”
all information and records wherever located (including accounts, business plans and financial forecasts, Tax records, correspondence, designs, drawings, manuals, specifications, customer, sales and supplier information, technical or commercial expertise, software, formulae, processes, trade secrets, methods, knowledge and Know-How) and which (either in their entirety or in the precise configuration or assembly of their components) are not publicly available and in each case whether or not recorded;

“Consideration”	the consideration payable to the Seller for the Sale Shares as provided in clause 5.1;

“Contracts Act”	the Contracts (Rights of Third Parties) Act 1999;

“control”	shall have the meaning ascribed to it by Section 840 of ICTA 1988 and “controlled” shall be construed accordingly;

“Copyright”
copyright, design rights, topography rights and database rights whether registered or unregistered (including any applications for registration of any such thing) and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or of any other jurisdiction;

“DPA 1998”	the Data Protection Act 1998;

“Data Subject”	has the meaning given in DPA 1998;

“Developed Software”	any software developed by or on behalf of Company;

“Disclosure Letter”	the letter of the same date as this agreement from the Seller to the Buyer disclosing certain matters in relation to the Warranties which has been delivered to the Buyer prior to the execution of this agreement;

“Data Room Questionnaire”
the questionnaire (a copy of which document is annexed to the Disclosure Letter) deposited in the website data room provided by the Seller in relation to the proposed sale of the Company, access to which has been granted to the Buyer;

“Domain Name”	the domain name “pipstechnology.co.uk”;

“Earn-out Period”	shall have the same meaning as in the Joint Issues Agreement;

“EBIT”	shall have the same meaning as in the Joint Issues Agreement;

“enactment”
any statute or statutory provision (whether of the United Kingdom or elsewhere), subordinate legislation (as defined by section 21(1) Interpretation Act 1978) and any other subordinate legislation made under any such statute or statutory provision;

“Encumbrance”
any option, trust, power of sale, title retention, pre-emption right, right of first refusal, Security Interest or other right, claim or interest, whether legal or equitable, of any third party (or an agreement or commitment to create any of them);

“entity”	any body corporate, partnership, limited liability partnership, association, trust, unincorporated organisation or group;

“Environment”
the environment as defined in section 1(2) Environmental Protection Act 1990 or any part of it and includes ambient air, land surface or subsurface strata, any surface water (whether inland or maritime) and any ground water;

“Environmental Claim”
any claim, notice of violation, prosecution, demand, action, official warning, abatement or other order or notice (conditional or otherwise) relating to any Environmental Matters or Environmental Liabilities or requiring compliance with the terms of any Environmental Licence or Environmental Law;

“Environmental Damage”
any pollution, contamination, degradation, damage or injury caused by, related to or arising from or in connection with the presence, generation, use, handling, processing, treatment, storage, transportation, release, spillage, emission, leaking, pumping, injection, deposit, disposal, discharge, leaching, migration or any other form of movement into or through the Environment or into or out of any property, of any Relevant Substance;

“Environmental Laws”	any Official Requirements relating to the protection of the Environment or the control or prevention or remedying of Environmental Damage or having such effect;

“Environmental Liabilities”
any liabilities, responsibilities, claims, losses, costs (including remedial, removal, response, abatement, clean-up, investigative and monitoring costs), damages, expenses, charges, assessments, liens, penalties and fines which are incurred by, asserted against or imposed on a person as a result of or in connection with:

(a) any violation of or non-compliance with Environmental Laws (including the failure to procure or violation of any Environmental Licence required by Environmental Laws); or

(b) any Environmental Damage;

“Environmental Licence”
any permit, licence, authorisation, consent or other approval obtained or which ought to have been obtained under any Environmental Law at any time by the Company or in relation to the business carried on by the Company;

“Environmental Matters”	includes:

(a) any generation, deposit, disposal, keeping, treatment, transportation, transmission, handling or manufacture of any Relevant Substance;

(b) nuisance, noise, defective premises, health and safety at work or elsewhere;

(c) the carrying out of a development (as defined in section 55(1) Town and Country Planning Act 1990);

(d) the pollution, conservation or protection of the Environment whether relating to man or any living organism supported by the Environment or any other matter affecting the Environment; and

(e) the recycling of packaging or other materials or waste (as defined in the Environmental Protection Act 1990);

“ERA”	Employment Rights Act 1996;

“Escrow Agent” “Escrow Account” and “Escrow Agreement”	shall have the same meanings as are ascribed to them in the Joint Issues Agreement

“Event”
any event act transaction action or omission (whether or not the Company is a party to it) and includes the disposal of the Sale Shares under this agreement, any change in the residence of any person for the purposes of

Tax, the death or dissolution of any person, the receipt or accrual of any income profits or gains, any distribution, any transfer payment, loan or advance and any event which is deemed to have occurred or is treated or regarded as having occurred for the purposes of Tax Legislation;

“fairly disclosed”	disclosed in or under the Disclosure Letter in such manner and in such detail to enable a reasonable buyer to make an informed and accurate assessment of the matter concerned;

“Family Member”	in relation to the Seller means his wife, their respective siblings and the children and grandchildren (including adoptive and step children and grandchildren where relevant) of each such person;

“Federal Signal”	Federal Signal Corporation, being a corporation registered in the state of Delaware United States of America being the ultimate holding company of the Buyer;

“group”	shall have the meaning ascribed to in Section 53 of the Companies Act 1989;

“Guarantee”
any guarantee, indemnity, suretyship, letter of comfort or other assurance, security or right of set-off given or undertaken directly or by way of counter-indemnity by a person to secure or support the obligations (actual or contingent) of any third party;

“Hardware”	any and all computer, telecommunications and network equipment;

“Health & Safety Laws”
all applicable statutes statutory legislation common law treaties regulations directives codes of practice guidance notes including but without limitation the Factories Act 1961 the Offices, Shops and Railway Premises Act 1963 the Fire Precautions Act 1971 the Health and Safety at Work etc. Act 1974 and the Construction (Design and Management) Regulations 1994 concerning the health and safety of those who work for the Company whether as employees or otherwise, visit the Property or are in any way affected by the activities of the Company or by persons working for the Company;

“holding company”	a holding company as defined by sections 736 and 736A CA 1985;

“HMRC”	H M Revenue & Customs and/or its predecessors the Inland Revenue or HM Customs and Excise, in each case as the context so requires;

“ICTA 1988”	the Income and Corporation Taxes Act 1988;

“income profits or gains”
includes income profits or gains (including capital gains) of any description or from any source and income profits or gains which are deemed to be earned accrued or received for the purposes of any Tax;

“Intellectual Property”	all the Intellectual Property Rights owned and/or used by the Company prior to the date of this agreement;

“Intellectual Property Rights”	Know-How Copyright (including rights in Software) Trade Marks, IP Materials and Patent Rights;

“Interim Accounts”	unaudited management accounts of the Company for the 5 month period ended on 31 May 2007 (comprising profit and loss account for such period and balance sheet as at that date);

“IP Materials”	all documents, records, tapes, discs, diskettes and any other materials whatsoever containing Copyright works, Know How or Software;

“Istenes Acknowledgement”	acknowledgment and confirmation in writing in agreed form (executed as a deed governed by English law) by Mr Peter Istenes (“Mr Istenes”) and by Compet ’98;

“Istenes Agreement”
agreement dated 3 October 2005 between the Company (1) Mr Istenes (2) and Compet ’98 (3) supplemental to a Software Development Agreement dated 1 October 2002 between the same parties and related documents;

“Istenes Sum”	the sum of £1,680,000

“IT Contracts”
any agreements, arrangements or licences with third parties relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by the Company, licences of Software owned or used by the Company, and other IT procurement;

“IT Services”
any services relating to the IT Systems or to any other aspect of the Company’s data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;

“IT Systems”	any Hardware, Software, operating systems, firmware, networking equipment or other equipment which is reliant on microchip technology used by the Company for any purpose;

“Joint Issues Agreement”	agreement in agreed form to be entered into today between Federal Signal Corporation (1) the Buyer (2) and the Seller (3) relating inter alia to the Contingent Consideration;

“Know-How”	trade secrets and confidential business information including details of supply arrangements, customer lists and pricing policy; unpatented technical and other information including inventions, discoveries, processes and procedures, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation and testing; information comprised in Software; together with all common law or statutory rights protecting the same including by any action for breach of confidence and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;

“Legal and Beneficial Title”	full and unrestricted title with the benefit of quiet possession and free from lawful interruption and disturbance;

“Loss”	in relation to an Accounts Relief;

(a)      if and to the extent that the Accounts Relief is also shown or taken into account in the Next Accounts, the reduction modification claw-back counter-action disallowance or failure to obtain that Relief shown or taken into account in the Next Accounts; or

(b) if and to the extent that the Accounts Relief is not shown or taken into account in the Next Accounts, the failure to show or take into account that Relief in the Next Accounts and lost shall be construed accordingly

“Management Accounts”	the unaudited accounts of the Company for the period from Accounts Date to 30 June 2007 (both dates inclusive);

“Minority Agreement”	an agreement in agreed form to be entered into today between the B Shareholders (1) the Seller (2) and the Buyer (3) relating to the sale of all the B shares to the Buyer;

“Net Asset Value” or “NAV”
a sum (whether positive or negative) equal to the amount of the aggregate of the fixed and current assets of the Company less the aggregate of the liabilities of the Company as at Completion all as shown in the Completion Accounts;

“New Relief”	any Relief which arises:

(a) as a result of any Event occurring after Completion; or

(b) in respect of any period commencing on or after Completion;

“Next Accounts”	the audited statutory accounts of the Company in respect of the period beginning on 1 January 2007;

“Nominated Account”
the Seller’s Solicitors’ client account numbered 30966258 at the 2-6 High Street, Salisbury, SP1 2YH branch of Barclays Bank plc sort code 20-75-01 or such other account as the Seller’s Solicitors shall specify in writing;

“Official Requirement”
any enactment, ordinance, pact, decree, treaty, code, directive, order, notice or official published plan or policy with legal or actual force in any geographical area and/or over any class of persons;

“Patent Rights”	patent applications or patents (if any) and any similar or analogous rights whether arising or granted under the law of England or any other jurisdiction;

“Permits”	any and all licences, consents, permits, authorisations or the like, made or issued pursuant to or under, or required by, Environmental Laws in relation to the carrying on of the Business;

“Personal Data”
any data held by the Company or sold or otherwise transferred or disclosed to the Buyer under or in contemplation of this agreement which falls within the definition of “personal data” given from time to time in DPA 1998;

“PIPS Inc”	PIPS Technology Inc a company incorporated under the laws of the State of Tennessee USA;

“PIPS Inc Agreement”
an agreement in agreed form between the Seller (1) and Federal Signal Corporation (2) relating together to the sale by the Seller to Federal Signal Corporation of the outstanding common stock of PIPS Inc;

“Process” and “Processing”	have the respective meanings given to them from time to time in DPA 1998;

“Prohibited Area”
any country or recognised territorial area in which Restricted Products and/or Restricted Services were supplied by the Company during the period of 2 years prior to Completion save that the Prohibited Area in relation to those products and services referred to in paragraph (b) of the definitions of Restricted Products and Restricted Services shall be the United Kingdom;

“Property”	the leasehold properties details of which are respectively set out in schedule 7;

“related company”
in relation to a company means any company which at the relevant time is a direct or indirect subsidiary or holding company of that company or any direct or indirect subsidiary of any such holding company;

“Relevant Authority”	any person or authority anywhere in the world (including any nation, national or local governmental or international organisation and any subdivision or agency or executive arm of any of them, any court or judicial officer or any securities exchange) with legal or de facto power to impose and/or enforce compliance with any Official Requirement;

“Relevant Breach”	any event, matter or circumstance which is inconsistent with, contrary to or otherwise a breach of any of the Warranties;

“Relevant Person”	the Seller and any person (except the Buyer):

(a) with whom, before Completion the Company or, at any time, the Seller is connected; or

(b)      any person who stands or has stood in a direct or indirect relationship with the Company at any time before Completion such that failure by that person at any time to pay Tax could result in an assessment on the Company under section 767A or section 767AA ICTA 1988;

“Relevant Substance”
any substance (whether in a solid or liquid form or in the form of a gas or vapour and whether alone or in combination with any other substance) or waste (as defined in the Environmental Protection Act 1990) which is capable of causing harm to man or any other living organism supported by the Environment or damaging the Environment or public health or welfare;

“Relief”	any loss relief allowance exemption set-off deduction credit right to repayment or other relief available in relation to Tax or to the computation of income profits or gains for the purposes of Tax;

“Replies”
the statements contained as replies to the to the questions in the Data Room Questionnaire deposited in the website data room provided by the Seller in relation to the proposed sale of the Company (access to which has been granted to the Buyer) including information contained in the Q & A workspace section of the data room and in all written replies by the Seller’s Solicitors to written enquiries raised by the Buyer’s Solicitors in relation to the Company or its affairs, assets or liabilities

“Restricted Products”:	(a) all products which are manufactured, produced, distributed or sold by the Company at the Completion Date (including without limitation automated licence plate recognition systems);

(b)      the following products not manufactured, produced, distributed or sold by the Company at the Completion Date (but which the Seller acknowledges the Buyer may wish the Company to manufacture produce and/or sell during the subsistence of the covenants in clause 11) being red light traffic cameras, general surveillance cameras, facial recognition processing products, speed detection enforcement cameras and police vehicle mounted cameras and all related software; and

(c) any other products which are of a type similar to or competing with any of the products referred to in paragraphs (a) and/or (b) above;

“Restricted Services”:
(a)      all services which are supplied by the Company at the Completion Date relating to the supply of products which are manufactured, produced, distributed or sold by the Company at the Completion Date (including automated licence plate recognition systems);

(b)      the following services not provided by the Company at the Completion Date (but which the Seller acknowledges the Buyer may wish the Company to manufacture produce and/or sell during the subsistence of the covenants in clause 11) being those that relate to red light traffic cameras, general surveillance cameras, facial recognition processing products, speed detection enforcement cameras, police vehicle mounted cameras and remote construction zone speed enforcement back office procedures and all related software services;

and any other services which are of a type similar to or competing with any of the services referred to in paragraphs (a) and/or (b) above;

“Sale Shares”	the 5,000,000 A ordinary Shares of 1p each in the capital of the Company (the “A Shares”) as referred to in schedule 3;

“Scheme”	the Company’s defined contributions pension scheme or arrangements;

“Security Interest”
a mortgage, lien, pledge, charge (fixed or floating), assignment by way of security, hypothecation or other security interest (or an agreement or commitment to create any of them) but excluding liens arising by operation of law, including a banker’s lien;

“Seller Loans”	loans or advances made by the Company to the Seller and/or any person connected to him whether or not outstanding at Completion;

“Seller’s English Solicitors”	Wilsons Solicitors LLP of Steynings House, Summerlock Approach, Salisbury, Wiltshire, SP2 7RJ;

“set off”	in relation to an Accounts Relief, the set off of the Relief shown or taken into account in the Next Accounts which is equivalent to the Accounts Relief;

“subsidiary”	means a subsidiary as defined by sections 736 and 736A CA 1985 or a subsidiary undertaking as defined by section 258 CA 1985;

“Software”
any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

“Tax”
(a)      all forms of taxes, duties, imposts and levies in the nature of taxes whenever created or imposed and whether of the United Kingdom or elsewhere including corporation tax, advance corporation tax, income tax, any tax or amount equivalent to tax required to be deducted or withheld from or accounted for in respect of any payment, capital gains tax, any payment under section 601(2) ICTA 1988, inheritance tax, value added tax, landfill tax, stamp duty, stamp duty land tax, stamp duty reserve tax, general or business rates, customs & excise duties, national insurance, social security or similar contributions, and any other taxes levies charges or imposts similar to or corresponding with or replaced by any of the above;

(b) all penalties fines charges surcharges and interest in relation to tax within paragraph (a) or to any return or information required to be provided for the purposes of any such tax; and

(c) all costs and expenses incurred in calculating and dealing with any such tax;

“Tax Authority”
HM Revenue & Customs, the Inland Revenue, HM Customs & Excise or other Relevant Authority (whether within or outside the United Kingdom) involved in the assessment, collection or administration of Tax;

“Tax Claim”
any notice demand assessment letter or other document issued or action taken by or on behalf of any Tax Authority (whether before, on or after the date of this agreement) from which it appears that a Tax Liability is to be or may come to be imposed on the Company or that the Company is liable or is sought to be made liable to make any payment or increased or further payment to that Tax Authority or is denied or is sought to be denied any Relief (in whole or in part);

“Tax Covenant”	the covenant by the Seller contained in schedule 8;

“Tax Legislation”	any enactment, law or regulation providing for the imposition of Tax;

“Tax Liability”
a liability to make an actual payment of, or of an amount in respect of, Tax (whether or not that liability is also or alternatively a liability of, or chargeable against or attributable to, any other person and whether or not the Company shall or may have a right of recovery or reimbursement against any other person) and includes the matters referred to in clause 1.8;

“Tax Warranties”	the Warranties contained in part 2 of schedule 4;

“TCGA 1992”	the Taxation of Chargeable Gains Act 1992;

“Third Party Software”	any Software used by the Company the Intellectual Property Rights in which are owned by a third party;

“Total Retention”	the sum of £4,000,000 being the aggregate of the UK Retention and the US Retention to be deposited with the Escrow Agent and held pursuant to the terms of the Escrow Agreement;

“Trade Marks”
all trade or service mark applications or registered trade or service marks, registered protected designations of origin, registered protected geographic origins, refilings, renewals or reissues thereof, unregistered trade or service marks, names, trading styles (including without limitation PIPS, devices, logos (including the logo used on the Company’s letterhead) get up, company names and domain names (including without limitation the Domain Names) and telephone numbers in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the law of England or of any other jurisdiction;

“UK Earn Out Figure”	shall have the same meaning as in the Joint Issues Agreement;

“UK GAAP”
United Kingdom generally accepted accounting practices, including the requirements of the Companies Act 1985, Financial Reporting Standards, Statements of Standard Accounting Practice and Urgent Issues Task Force abstracts in force at the Completion Date;

“UK Retention”	the sum of £3,571,600;

“US Earn Out Figure”	shall have the same meaning as in the Joint Issues Agreement;

“US Retention”	the sum of £428,400;

VATA 1994”	the Value Added Tax Act 1994; and

“Warranties”	the warranties representations and undertakings contained in clause 9 and schedule 4.

“worker”	shall have the meaning ascribed to it in the ERA Section 230 and the Working Time Regulations 1998 regulation 2(1)
1.2.	In this agreement unless the context otherwise requires:
1.2.1.
references to a clause or schedule are to a clause of, or a schedule to, this agreement, references to this agreement include its schedules and references in a schedule or part of a schedule to a paragraph are to a paragraph of that schedule or that part of that schedule;

1.2.2.
references to this agreement or any other document or to any specified provision in any of them are to this agreement, that document or that provision as in force for the time being and as amended from time to time in accordance with their terms or, as the case may be, with the agreement of the relevant parties;

1.2.3.
words importing the singular include the plural and vice versa, words importing a gender include every gender and references to persons include corporations, partnerships and other unincorporated associations or bodies of persons;

1.2.4.
the words and phrases “other”, “including” and “in particular” shall not limit the generality of any preceding words or be construed as being limited to the same class as the preceding words where a wider construction is possible;

1.2.5.	a person is connected with another person if he is so connected within the meaning of section 839 ICTA 1988;

1.2.6.	a reference to any enactment shall include:
1.2.6.1.	any provision which it has re-enacted (with or without modification) or modified; and

1.2.6.2.	that enactment as re-enacted, replaced or modified from time to time, whether before, on or after the date of this agreement;

but any such changes taking effect after the date of this agreement shall not impose any additional liability or obligation on any of the parties or (except as specified in clause 18.1) deprive any of them of any right, in each case under this agreement;

1.2.7.
references to books, records or other information include paper, electronically or magnetically stored data, film, microfilm, and information in any other form and references to “writing” or “written” include faxes and any other method of reproducing words in a legible and non-transitory form (excluding email and SMS messaging) and

1.2.8.	words and expressions defined in the Companies Acts shall have the same meaning in this agreement unless the context otherwise requires.
1.3.
The contents table and the descriptive headings to clauses, schedules and paragraphs in this agreement (and notes in brackets describing the subject matter of any enactment) are inserted for convenience only, have no legal effect and shall be ignored in interpreting this agreement.

1.4.
Where any party gives in this agreement any indemnity in favour of any other party, the obligation of the indemnifying party shall be to make the relevant payment forthwith in full on demand and without any set-off, counterclaim or other deduction.

1.5.
References in this agreement to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include whatever most closely approximates in that jurisdiction to the English legal term.

1.6.	References in this agreement to times of day are (unless otherwise specified) to London time.

1.7.	Reference to an Event occurring on or before Completion shall be deemed to include:
1.7.1.	any combination of two or more Events all of which occurred on or before Completion;

1.7.2.
any combination of two or more Events only the first or some of which occurred on or before Completion, except that for the purposes of this clause 1.7, there shall be disregarded any Event which occurred before Completion in the ordinary course of business of the Company; and

1.7.3.	any Event which is treated or deemed to occur on or before Completion for the purposes of any Tax.
1.8.
For the purposes of this agreement, where any document relating to the Company is not (or is not properly) stamped, the stamp duty (together with any accrued interest and/ or penalties) required to be paid so that the relevant document is fully and properly stamped shall, notwithstanding that the Company may be under no legal obligation to stamp that document, be treated as a liability of the Company arising on the date when the document was executed and “Tax Liability” shall be construed accordingly.

1.9.
References to “indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping that person harmless from all actions, claims and proceedings from time to time made against that person and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance.

1.10.
As the Buyer comprises more than one person, each reference in this agreement to the Buyer shall be a reference to each of them and all obligations, indemnities, warranties, representations and covenants are given to each of them as separate and independent obligations, indemnities, warranties, representations and covenants which shall be enforceable by each of them accordingly; for the avoidance of doubt their liability under this agreement shall be several.
2	Sale of the Sale Shares
2.1.
The Seller shall sell Legal and Beneficial Title to the Sale Shares to the Buyer (in the proportion notified to the Seller at Completion) and the Buyer (relying, as the Seller acknowledges, on the Warranties and Replies), shall purchase the Sale Shares (in such proportions) free from Encumbrances.

2.2.	The Seller covenants with the Buyer that:
2.2.1.	the Seller has the right to dispose of the Sale Shares on the terms set out in this agreement;

2.2.2.	the Seller shall at his own cost do everything possible to give the Buyer full and unrestricted legal and beneficial title to the Sale Shares; and

2.2.3.	the Sale Shares shall be sold and transferred free from Encumbrances including any which:
2.2.3.1.	the Seller does not know or could not reasonably be expected to know about; or

2.2.3.2.	at the time of transfer is within the actual knowledge, or is a necessary consequence of facts then within the actual knowledge, of the Buyer;
and the transfer of the Sale Shares to the Buyer shall be deemed to include expressly and be made subject to all the above provisions of this clause 2.2.
2.3.
Title to and beneficial ownership of the Sale Shares shall pass on Completion and the Sale Shares shall be sold and purchased together with all rights and benefits attached or accruing to them at Completion (including the right to receive any dividends, distributions or returns of capital declared, paid or made by the Company on or after Completion).

2.4.	The Buyer shall not be obliged to complete the purchase of any of the Sale Shares unless the purchase of all the Sale Shares is completed simultaneously.

2.5.	In consideration of the Buyer entering into this agreement the Seller:-
2.5.1.	confirms that neither he nor any person connected with him has any claim of any kind (actual or contingent) against the Company on any account; and

2.5.2.	waives and shall procure that each person connected with him shall waive with effect from Completion any claim (actual or contingent) which any of them may have against the Company.
2.6.	The provisions of s 6(2) of the Law of Property (Miscellaneous Provisions) Act 1994 are hereby excluded.

2.7.	The Seller waives any pre-emption rights he may have (howsoever arising) in relation to the sale of the B Shares to the Buyer.

3	Conditions Precedent
3.1
The obligations of the parties (other than those contained in this clause 3 and in clauses 12 to 23 inclusive), which are unconditional) are conditional on the satisfaction or waiver of the Conditions on or before Completion (so that beneficial ownership in the Sale Shares shall not pass unless and until the Conditions are satisfied or waived as provided below) and the obligations of the parties under clause 8 are conditional on Completion taking place.

3.2
The Buyer reserves the right unilaterally to waive wholly or in part and conditionally or otherwise (to such extent as it may think fit) all or any of Conditions 5 and 6. The Seller reserves the right unilaterally to waive wholly or in part and conditionally or otherwise (to such extent as he may think fit) Condition 7. The Buyer and the Seller may waive wholly or in part and conditionally or otherwise (to such extent they may agree) all or any of the Conditions.

3.3	Any waiver by the Buyer and by the Seller under clause 3.2 shall be effected by service of written notice on the other.

3.4
The Seller and the Buyer agree that all requests and enquiries in relation to this agreement from any Relevant Authority shall be dealt with by the Seller and the Buyer in consultation with each other and the Seller and the Buyer shall promptly co-operate with and provide all necessary information and assistance reasonably required by any Relevant Authority on being requested to do so by the other.

4	Not used

5	Consideration
5.1.	The consideration for the sale of the Sale Shares shall be:
5.1.1.	the sum of £41,880,531;

5.1.2.	the payment in accordance with clause 6 of any Adjustment Amount (if and to the extent payable to the Seller);

5.1.3.
the payment in accordance with Article 5 (Earn out) of the Joint Issues Agreement of that part of the UK Earn Out Figure attributable to the Seller (being 89.9016% of the relevant figure) (if and to the extent such sum is payable to the Seller); and

5.1.4.
the payment in accordance with the Escrow Agreement of that part of the UK Retention attributable to the Seller (being 89.9016% of the relevant figure) (if and to the extent such sum payable to the Seller.

5.2.
The Buyer shall discharge its obligation (if any) to pay the sums due to the Seller in respect of his entitlement to part of the UK Earn Out Figure under clause 5.1.3 by procuring the payment of such sum by Federal Signal in accordance with the terms of the Joint Issues Agreement and shall discharge its obligation (if any) to pay sums due to the Seller under clause 5.1.4 by procuring the payment of such sum by the Escrow Agent in accordance with the terms of the Escrow Agreement.

5.3.
Payment of Consideration shall be made to the Nominated Account and the Seller’s Solicitors are authorised to receive any such payment, their receipt shall constitute a good discharge to the Buyer in respect of it and the Buyer shall have no obligation as to the distribution of any sum so paid to the Seller.

5.4.
Without limitation to clause 5.3 the payment to the Nominated Account of the sums due to the Seller in respect of his proportion of the UK Earn Out Figure under the Joint Issues Agreement and his proportion of the UK Retention (to the extent provided for in the Escrow Agreement) and the receipt of the Seller’s Solicitors for such sums shall constitute a good discharge to the Buyer of all liability to make payment of entitlements of the Seller to any amount of the UK Earn Out Figure and (as the case may require) any amount of the UK Retention.

6	Adjustment of Consideration
6.1.	If the Net Asset Value is:
6.1.1.	a positive sum which is greater than the Base NAV, the Buyer shall pay to the Seller in accordance with clause 6.2 a sum equal to the difference;

6.1.2.	a positive sum which is less than Base NAV the Seller shall pay to the Buyer in accordance with clause 6.2 a sum equal to the difference;

6.1.3.	a negative sum, the Seller shall pay to the Buyer in accordance with clause 6.2 a sum equal to the aggregate of the Base NAV and the amount by which the Net Asset Value is less than zero; or

6.1.4.	equal to the Base NAV no payment or further payment shall be made under this clause 6.1;
6.2.	Every cash sum payable under clause 6.1 shall be paid:
6.2.1.	within five business days after the date of determination of the NAV;

6.2.2.
together with interest on it at the rate of 2 per cent above the base lending rate of Barclays Bank plc for the time being in force which shall accrue from day to day and shall be calculated on the basis of a year of 365 days from the Completion Date up to and including the date of payment; and

6.2.3.	by electronic funds transfer:
6.2.3.1.	(where that sum is expressed to be payable to the Seller) to the Nominated Account; or

6.2.3.2.
(where that sum is expressed to be payable to the Buyer) to the account number 01182698 at Lloyds TSB Bank plc (Grey Street, Newcastle upon Tyne Branch, sort code 30-93-71) of the Buyer’s English Solicitors.

6.3.
The parties shall procure that as soon as practicable following the Completion Date, and in any event not later than 30 business days after Completion, a draft of the Completion Accounts (the “draft Completion Accounts”) shall be prepared by the Company or (at the option of the Company) by the auditors in accordance with clause 6.4 and delivered simultaneously to the Buyer and the Seller.

6.4.	Subject to the specific accounting treatments set out in schedule 9 which shall take priority over the requirements set out below the Completion Accounts shall (in order of priority):
6.4.1.	apply and adopt the same bases and policies of accounting as were applied or adopted for the purposes of the Accounts to the extent consistent with UK GAAP; and

6.4.2.	apply UK GAAP.
6.5.
As soon as practicable after delivery of the draft Completion Accounts in accordance with clause 6.3, and in any event within 30 business days after their delivery (or such longer period as may be agreed in writing between the Buyer and the Seller) (the “Review Period”), the Seller and the Buyer shall review the draft Completion Accounts and endeavour to agree by negotiation what adjustments (if any) need to be made to them in order for them to comply with clause 6.4. If the Seller or the Buyer dispute the preparation of the Completion Accounts and the computation of the NAV he or it shall within the Review Period promptly give written notice to the other of the facts and matters in dispute together with details of the grounds on which such matter is disputed. If:

6.5.1.	the Seller and the Buyer agree that no adjustments need to be made to the draft Completion Accounts; or

6.5.2.	the Seller and the Buyer agree on the adjustments to be made to the draft Completion Accounts in order for them to comply with clause 6.4;
they shall:
6.5.2.1.	(in the circumstances mentioned in clause 6.5.2 above) jointly incorporate into, and reflect any such adjustments in, the draft Completion Accounts;

6.5.2.2.
confirm in writing that they have carried out such work as they consider necessary under clause 6.4 and that in their opinion the Completion Accounts have been drawn up in accordance with the provisions of clause 6.5 and comply with those provisions; and

6.5.2.3.	confirm in writing the amount of the NAV on the basis of those Completion Accounts;
and the Completion Accounts and the amount of the NAV as so confirmed in writing shall be the Completion Accounts and the NAV respectively for the purpose of calculating the sum (if any) due under clause 6.1, shall in the absence of manifest error be final and binding on the parties and shall not be subject to question on any ground and the date of that written confirmation shall for all purposes of this agreement be the date of determination of the NAV.
6.6.
If the Seller and the Buyer have not resolved any matter(s) in dispute and have not provided the written confirmations referred to in clause 6.5.2 within the Review Period, then the relevant matter(s) shall be in dispute between the Seller and the Buyer and shall immediately be referred to such firm of independent chartered accountants as the Seller and the Buyer may agree within 15 business days of a request by either of them to the other or, failing agreement within that time, as the President for the time being of the Institute of Chartered Accountants in England and Wales (or any person for the time being performing the functions of that official) may nominate on the application of the Seller or the Buyer (the “Independent Accountants”) for determination on the following basis:

6.6.1.
the Independent Accountants shall be instructed to notify the Seller and the Buyer of their determination of any such matter within 30 business days of that referral (or such longer period as may be agreed in writing between the Buyer and the Seller);

6.6.2.
the Seller and the Buyer may make written submissions to the Independent Accountants, but subject to those rights the Independent Accountants shall have power to determine the procedure to be followed in relation to their determination;

6.6.3.	in making any such submissions the Seller and the Buyer shall state their respective best estimates of any monetary amounts referred for determination;

6.6.4.
in making their determination the Independent Accountants shall act as experts and not as arbitrators, their decisions as to any matter referred to them for determination shall in the absence of manifest error be final and binding on the parties and shall not be subject to question on any ground; and

6.6.5.
the fees and expenses of the Independent Accountants shall be borne and paid as the Independent Accountants shall direct (or in the absence of any such direction, as to half by the Seller and as to half by the Buyer).

6.7.	Following any agreement between the Seller and the Buyer in accordance with clause 6.6 or any determination by the Independent Accountants in accordance with clause 6.7, the parties shall:
6.7.1.	jointly incorporate into and reflect in the draft Completion Accounts the matters agreed between the Seller and the Buyer and/ or determined by the Independent Accountants; and

6.7.2.	provide written confirmation of those adjusted accounts in the terms set out in paragraphs 6.5.2.2 and 6.5.2.3 of clause 6.5;
and the Completion Accounts and the amount of the NAV as so confirmed in writing shall be the Completion Accounts and the NAV respectively for the purpose of calculating the sum (if any) due under clause 6.1, shall in the absence of manifest error be final and binding on the parties and shall not be subject to question on any ground and the date of that written confirmation shall for all purposes of this agreement be the date of determination of the NAV.
6.8.	Until the NAV shall have been agreed or determined the Seller and the Buyer shall respectively:
6.8.1.
give or procure that the Seller or the Buyer and the Independent Accountants (as the case may require) are given access at all reasonable times on prior appointment during normal working hours on business days to all relevant books and records which are in the possession or under the control of the Seller, the Company or the Buyer (as the case may be); and

6.8.2.
generally provide the Seller or the Buyer and the Independent Accountants (as the case may require) with such other information and assistance as they may reasonably require (including access to and assistance at reasonable times on prior appointment during normal working hours on business days from personnel employed by the Seller, the Company or the Buyer, as the case may be), in relation to the review, agreement or determination of the Completion Accounts and the determination of the NAV.

6.9.
The fees and expenses of the auditors in respect of the preparation of the Completion Accounts as provided in clause 6.3 shall be borne equally by the Buyer and the Seller who shall indemnify each other accordingly and the cost to be borne by the Seller shall be satisfied by being provided in the Completion Accounts.

6.10.
The Buyer and the Seller shall execute any documents (including any terms of engagement or limitations on liability), provide any information and take any steps which, in each case, may reasonably be required by the Auditors or, as the case may be, the Independent Accountants in order to enable them to complete the work required of them by this clause 6.

6.11.
Nothing in this agreement shall prevent the Buyer or the Seller from obtaining, at their own expense, professional advice in relation to any matter arising in connection with the agreement or determination of the Completion Accounts and the NAV.

6.12.
The preparation of the Completion Accounts and the agreement and/or determination of the NAV shall be without prejudice to any claim which the Buyer might have against the Seller under or in respect of this agreement and/or the Tax Covenant but the Seller shall not be liable more than once in respect of the same loss.

7	Completion
7.1.
Completion shall take place at such place as the parties may agree on the Completion Date when all (but, subject to clauses 7.3 and 7.4, not part only unless the parties shall so agree) of the business set out in schedule 6 shall be transacted and the parties agree the matters contained in schedule 6.

7.2.	Following compliance with the provisions of schedule 6, the Buyer shall:
7.2.1.	pay by electronic funds transfer to the Nominated Account the sum of £41,880,531;

7.2.2.
pay to the Escrow Agent (as defined in the Joint Issues Agreement) by electronic funds transfer the sum of £3,210,944 (being the Seller’s proportion of the UK Retention) to be deposited with the Escrow Agent and held pursuant to the terms of the Escrow Agreement.

8	Post-Completion Matters and Further Assurances
8.1.	The Seller declares that for so long as he remains the registered holder of any of the Sale Shares after Completion he shall:
8.1.1.
hold the Sale Shares and the dividends and other distributions of profits or surplus or other assets declared, paid or made in respect of them after Completion and all rights arising out of or in connection with them in trust for the Buyer and any successors in title to the Buyer; and

8.1.2.	deal with and dispose of the Sale Shares and all such dividends, distributions and rights as are described in clause 8.1.1 as the Buyer or any such successor may direct.
8.2.
The Seller appoints the Buyer by way of security as his lawful attorney for the purpose of receiving notices of and attending and voting at all meetings of the members of the Company from Completion to the day on which the Buyer or its nominee is entered in the register of members of the Company as the holder of the Sale Shares and for that purpose the Seller authorises:

8.2.1.	the Company to send any notices or other communications in respect of his holding of Sale Shares to the Buyer; and

8.2.2.	the Buyer to complete in such manner as it thinks fit and to return proxy forms, consents to short notice and any other document required to be signed by him in his capacity as a member.

The Buyer shall not use its powers under this clause to re register the Company as an unlimited company under CA 1985 Section 49.
8.3.
As soon as reasonably practicable following Completion the Seller shall (and shall procure that any relevant third party shall) send to the Buyer all documents, correspondence, memoranda, files and other records to which the Company is entitled and which are not located at the Property or delivered at Completion (whether or not referred to in schedule 6).

8.4.
The Seller covenants with the Buyer that the Seller shall pay to the Company an amount equal to the aggregate amount of all claims (if any) made against the Company by any director or secretary or employee or consultant of the Company required to resign under this agreement on Completion and arising from that resignation together with an amount equal to the aggregate of all costs, charges and expenses incurred by the Company arising from any such claim.

8.5.
The Seller shall execute or, so far as is within his power, procure that any relevant third party shall execute, all such documents and/ or do or, so far as he is able, procure the doing of such acts and things as the Buyer shall after Completion reasonably require in order to give effect to this agreement and any documents entered into under it and to give to the Buyer the full benefit of all the provisions of this agreement.

8.6.
On Completion the Buyer shall procure that the Company shall pay the Istenes Sum. For the avoidance of doubt, the Istenes Sum shall be deemed to have been paid by the Company prior to Completion to the intent that it does not form part of the Company’s cash balances at Completion.

8.7.
The Seller shall on Completion procure the release of the Company from any guarantee or like obligation given by the Company in respect of any obligations owed by a third party (including the Seller) and the Seller shall indemnify the Buyer and the Company in respect of all liability arising after Completion in respect of it.

9	Warranties
9.1.	In consideration of the Buyer entering into this agreement the Seller warrants to the Buyer:
9.1.1.	(subject to clause 9.3) in the terms set out in schedule 4;

9.1.2.
that any statement in schedule 4 which is qualified as being made “so far as the Seller is aware” or “to the best of the knowledge, information and belief of the Seller” has been so qualified after due diligent and careful enquiries by the Seller (including enquiry of the executive directors and company secretary, of the Company and the accountants, solicitors, patent agents, trade mark agents and tax advisers who act, or at the relevant time acted, for the Company) and that the Seller has used all reasonable endeavours to ensure that all given in that statement is accurate in all material respects;

9.2
The Seller shall indemnify the Buyer against any loss, claim, demand or damage (including costs) arising from breach of the Warranties in paragraphs 2.1 and 2.2 of schedule 4 or of the covenants in clause 2.2 or 2.5.

9.3
The indemnity set out in clause 9.2 shall not be subject to the limitations set out in Article 4 of the Joint Issues Agreement or schedule 5 of this agreement and shall not be qualified by anything contained in or referred to in the Disclosure Letter.

9.4	Except as provided in clause 9.3, the Warranties are qualified to the extent, but only to the extent, of those matters fairly disclosed in the Disclosure Letter.

9.5	Each of the paragraphs in schedule 4:
9.5.1	shall be construed as a separate and independent warranty; and

9.5.2	except as expressly provided otherwise in this agreement, shall not be limited by reference to any other paragraph in schedule 4 or by any other provision of any Agreed Document;
and the Buyer shall have a separate claim and right of action in respect of every breach of Warranty.
9.6
All claims by the Buyer for damages in respect of any breach of Warranty shall (subject to clause 9.4) be subject to the provisions for the protection of the Seller in schedule 5 of this agreement and Article 4 (Indemnification limitations; Escrowed funds) of the Joint Issues Agreement save in the case of fraud, deceit or other dishonesty, or intentional misstatement or intentional omission.

9.7	The Warranties shall not be extinguished or affected by Completion.

9.8	The Seller agrees with the Buyer (but without prejudice to the liability of the Seller under the Warranties) :
9.8.1
that the giving by the Company and/ or any of its directors, employees, agents or advisers to the Seller or its agents or advisers of any information or opinion in connection with the Warranties or the Agreed Documents or otherwise in relation to the business or affairs of the Company or in connection with the negotiation and preparation of the Agreed Documents shall not be deemed a representation, warranty or guarantee to any party of the accuracy of any such information or opinion;

9.8.2
to waive any right or claim which he may have against the Company and/ or any of its directors, employees agents or advisers for any error, omission or misrepresentation in any such information or opinion; and

9.8.3	that any such right or claim shall not constitute a defence to any claim by the Buyer under or in relation to the Agreed Documents (including the Warranties).
9.9
Notwithstanding any other term of this agreement, except in the case of a fraudulent misrepresentation, the Seller shall not in relation to the sale hereunder of the Sale Shares or this agreement be liable in respect of any representations or warranties or similar assurances which are not contained and expressly given or assumed by him in this agreement or the Disclosure Letter or any other Agreed Document.

9.10	If the effect of a breach of Warranty is that:-
9.10.1	any asset of the Company is extinguished or is worth less than its value would have been if the breach of Warranty had not occurred; or

9.10.2	the Company is or will be under a liability or an increased or substituted liability which would not have existed if the breach of Warranty had not occurred;
the Buyer may by notice in writing given to the Seller at any time after Completion require the Seller to make good the resultant loss suffered or incurred by the Buyer or the Company either (at the Buyer’s option) by
(a)
the payment in cash to the Buyer of an amount equal to the amount by which in consequence of the breach of Warranty the value of the Sale Shares falls short of the value they would have had if the breach of Warranty had not occurred; or

(b)	the payment in cash to the Buyer of the amount provided in clause 9.11.
9.11	The amount referred to in clause 9.10(b) in relation to the alternative measure of damages is:
9.11.1	if the effect of the breach of Warranty is as stated in clause 9.10.1, the amount by which the value of the assets of the Company falls short of the value they would have had if the breach of Warranty had not occurred; or

9.11.2
if the effect of the breach of Warranty is as stated in clause 9.10.2, the amount by which the liabilities of the Company exceed what would have been their amount if the breach of Warranty had not occurred;

9.12
The amount of the loss suffered by the Buyer in consequence of any breach of Warranty as measured by any of the payments which the Buyer is entitled to require to be made under clause 9.11 shall be deemed to have been within the contemplation of the parties on entering into this agreement.

9.13
The rights and remedies of the Buyer in respect of any breach of the Warranties shall not be affected or limited, and the amount recoverable shall not be reduced, by any investigation made by it or on its behalf into the affairs of the Company SAVE THAT if such investigation gives the Buyer (in the persons only of John Gruber, Paul Henry, Bryan Boettger, Mark Cassens, Michael Wons, and Guy Wernet) actual knowledge of the relevant facts and circumstances giving rise to any claim under the Warranties then to that extent the Buyer shall not be entitled to make recovery. For the avoidance of doubt such rights remedies and the amounts recoverable shall not be affected or limited on the grounds that the Buyer may have had constructive imputed or implied knowledge of the matter giving rise to the claim.

10	Tax Covenant

The Seller covenants with the Buyer in the terms of the Tax Covenant, which shall take effect from Completion.

11	Restrictive Covenants
11.1
In order to protect the value of the Sale Shares and the value and utility of the Business Information and goodwill of the Company the Seller covenants with each of the Company and the Buyer that without the prior consent in writing of the Buyer (such consent not to be unreasonably withheld) he shall not directly or indirectly, whether by himself, or by his employees or agents or any Family Member and whether on his own behalf or on behalf of any other person, firm or company or by an entity controlled by him or any Family Member or otherwise, for the period specified in clause 11.2:

11.1.1
carry on, be employed or otherwise engaged, concerned or interested in any capacity (whether or not for reward) in, provide any technical, commercial or professional advice to, or assist in any manner any business which is or is about to be involved in the manufacture, production, distribution or sale of the Restricted Products or any of them or the supply of the Restricted Services or any of them in the Prohibited Area (but not so as to preclude the holding of less than 5% of any class of shares or debentures listed on any recognised stock exchange);

11.1.2	in relation to the Restricted Products or any of them or the Restricted Services or any of them, solicit or canvass, accept orders from or otherwise deal with any person who:
11.1.2.1	was a customer of the Company at any time during the two years prior to the Completion Date; or

11.1.2.2	at the Completion Date was in the process of negotiating to do business with the Company;
11.1.3
solicit or entice away or attempt to solicit or entice away from the Company Peter Istenes and/or Compet ’98 or any other director, manager, technical expert or person earning or invoicing more than £50,000 per annum (gross) employed or otherwise engaged by the Company under a contract for services with it on the Completion Date, whether or not that person would commit any breach of any employment contract or contract for services by leaving the Company;

11.1.4
(subject to clause 11.5 employ or otherwise engage Peter Istenes or Compet ’98 or any other person who at the Completion Date or during the preceding 24 months was employed or otherwise engaged by the Company and who as a result is or is reasonably likely to be in possession of any Business Information or Know-How belonging to the Company;

11.1.5	deliberately and knowingly do or omit to do any act or thing with the intention of prejudicing or diminishing the value of the Company’s business to a material extent;
11.2	The covenants in clause 11.1 shall apply for the period of 3 years from the Completion Date.

11.3
The Seller covenants with the Buyer that he shall not and shall procure that no entity controlled by him (and shall use all reasonable endeavours to procure that no Family Member) shall at any time after Completion directly or indirectly, whether by himself or itself, or by his or its employees or agents or otherwise:

11.3.1
carry on any trade or business (or be associated with any person involved in any trade or business) using (a) the name PIPS TECHNOLOGY or any name incorporating the word “PIPS” or any similar name and/or (b) the Domain Names (or any similar domain names) and/or (c) the Trade Marks and/or (d) any other trade mark or service mark, trade name, design trading style, domain name or logo (whether registered or not) used in the business of the Company and/or any other name logo trade or service mark design trading style or domain name which is or might be confusingly similar thereto;

11.3.2
in the course of carrying on any trade or business, claim, represent or otherwise indicate any ongoing association with the Company or, for the purpose of obtaining or retaining any business or custom, claim, represent or otherwise indicate any past association with the Company;

11.3.3	interfere or seek to interfere with, or with the continuance of, the supply of goods and services to or by the Company (or the terms of any such supply); or

11.3.4
(subject to clause 11.5) without the consent of the Company or the Buyer use, whether on his or its own behalf or on behalf of any third party, or disclose to any third party, any Business Information.

11.4	Subject to clause 11.5 the Seller covenants with the Company and (as a separate and independent covenant) with the Buyer that, if the Company shall have obtained any Business Information from any third party under an agreement including any restriction on disclosure known to it, the Seller shall not and shall procure that no entity controlled by him and no person connected with him shall at any time without the consent of the Company or the Buyer infringe that restriction.

11.5	The restrictions in clauses 11.3.4 and 11.4 shall not apply:
11.5.1	to any Business Information which is in or becomes part of the public domain, other than through a breach of the obligations of confidentiality set out in this agreement; or

11.5.2
if and to the extent only that the Seller is required to disclose Business Information by any Official Requirement (including the regulations of any securities exchange or other Relevant Authority to which he or any entity controlled by him is subject).

11.6	The Seller agrees with the Buyer that the restrictions and undertakings in clauses 11.1 to 11.4 inclusive (on which the Seller confirms that he has received independent legal advice):
11.6.1	are reasonable and necessary for the protection of the value of the Sale Shares and the Company; and

11.6.2	are integral to the terms on which the Buyer has agreed to purchase the Sale Shares and necessary for the implementation of their purchase by the Buyer;
But if any such restriction or undertaking shall be found to be void or voidable but would be valid and enforceable if some part or parts of the restriction or undertaking were deleted, such restriction or undertaking shall apply with such modification as may be necessary to make it valid and enforceable.
11.7
The undertakings in clauses 11.1, 11.3 and 11.4 shall be construed as a separate and independent undertakings and if one or more of the undertakings is held to be void or unenforceable, the validity of the remaining undertakings shall not be affected.

11.8
Without prejudice to clause 11.6, if any restriction or undertaking is found by any court or other competent authority to be void or unenforceable the parties shall negotiate in good faith to replace such void or unenforceable restriction or undertaking with a valid provision which, as far as possible, has the same legal and commercial effect as that which it replaces.

11.9
The Buyer for itself and as agent for the Company may by written notice to the Seller vary the terms of any part of this clause as it may affect the Seller by reducing the period during and the extent of the activities to which the commitments are to apply or the geographical area to which the commitments relate.

12	Announcements and Confidentiality
12.1
Except as expressly required by any Official Requirement or by the UK Listing Authority or the Panel on Takeovers and Mergers or by any other Relevant Authority, all announcements or circulars by, for or on behalf of either party relating to any matter provided for in any Agreed Document shall be in a form approved in writing by the parties in advance of issue.

12.2
The Seller shall (without limit in time, but subject to clause 12.3) keep and procure to be kept secret and confidential all Confidential Information belonging to the Buyer disclosed or obtained as a result of the discussions and negotiations leading to the execution of, or the performance of, this agreement and shall neither use nor disclose any such Confidential Information except for the purposes of the proper performance of this agreement or with the prior written consent of the Buyer. Where disclosure is made to any employee, consultant, adviser or agent, it shall be made subject to obligations equivalent to those set out in this agreement. The Seller shall use his best endeavours to procure that any such employee, consultant, adviser or agent complies with each of those obligations. The Seller shall be responsible to the Buyer in respect of any disclosure or use of any of the Buyer’s Confidential Information by a person to whom disclosure is made. In this clause 12.2 disclosure includes disclosure in writing or by any other means.

12.3	The obligations of confidentiality in clause 12.2 shall not extend to the Seller in respect of any matter which the Seller can show:
12.3.1	is in, or has become part of, the public domain other than as a result of a breach of the obligations of confidentiality under this agreement;

12.3.2	was in the Seller’s written records prior to the date of this agreement and not subject to any obligations as to confidentiality;

12.3.3	was independently disclosed to the Seller by a third party entitled to disclose it; or

12.3.4	is required to be disclosed under any Official Requirement or by any Relevant Authority.
13	Specific Covenants to Pay and Miscellaneous Matters
13.1.
The Seller covenants with the Buyer that he shall pay to the Buyer on demand and from time to time an amount equal to all losses costs claims and expenses (including legal and other professional fees on a full indemnity basis) suffered or incurred by the Company and/or the Buyer arising out of or in connection with:

13.1.1.
each and all transactions entered into between the Seller and/or any person connected with him and the Company and each and all of the payments made by the Company to the Seller and/or any person connected with him (including but without limitation any Tax Liability which would not have arisen but for such transactions and payments) other than salary payments and transactions in the ordinary course of business between the Company and PIPS Inc;

13.1.2.
any failure by the Company to comply in full with all obligations imposed by the Welfare Reform and Pensions Act 1999 and any regulations made under it regarding facilitating access to all of its relevant employees (as defined in the Welfare Reform and Pensions Act 1999) to a stakeholder pension arrangement

13.1.3.	the sale by Pearpoint Limited of its image processing business to the Company in September 2001;

13.1.4.
the share option scheme in favour of the B Shareholders having ceased on or before Completion to meet the qualifying conditions of an Enterprise Management Incentive option scheme (whether by reason of the Company ceasing to be a qualifying company or otherwise).

13.1.5.
the price paid or payable to the B Shareholders in respect of the B Shares and the fact of any payment by the Buyer to the Seller’s English Solicitors or delivery of the Loan Notes or any of them to the Seller’s English Solicitors in each case in respect of any sum due under this agreement or the Joint Issues Agreement and/or the Escrow Agreement;

13.1.6.	any determination by HMRC that the Istenes Sum is not tax deductible for the purposes of corporation tax.
13.2.
For the avoidance of doubt the covenants to pay set out in this clause 13 shall not be subject to the limitations set out in Article 4 of the Joint Issues Agreement or schedule 5 of this agreement and shall not be qualified by anything contained in or referred to in the Disclosure Letter (but without prejudice to the provisions of clause 14.10).

14	Preservation of Rights
14.1
The Buyer may, in its discretion, in whole or in part release, compound or compromise, or waive its rights or grant time or indulgence in respect of, any liability to it under any Agreed Document without affecting its rights in respect of any other liability.

14.2	If the Buyer:
14.2.1	grants the Seller any indulgence, forbearance or extension of time; or

14.2.2	does not ascertain or exercise any of its rights or remedies, or delays in doing so;
the rights and remedies of the Buyer in respect of this agreement are not diminished, waived or extinguished.
14.3
Any waiver of any right, obligation or remedy under, or compliance with or breach of any provision of, this agreement must be expressly stated in writing to be such a waiver, must specify the right, remedy, obligation, provision or breach to which it applies and must be signed by an authorised signatory of the Buyer.

14.4
If the Buyer waives any right, obligation or remedy under, or compliance with or breach of any provision of this agreement, other than by instrument in writing constituting a deed, it can still enforce that right, obligation or provision or claim that remedy subsequently and that waiver shall not be deemed to be a waiver of any subsequent breach of that or any other provision or of any other right, obligation or remedy.

14.5	The discontinuance, abandonment or adverse determination of any proceedings taken by the Buyer to enforce any right or any provision of this agreement shall not of itself operate as a waiver of, or preclude any exercise or enforcement or (as the case may be) further or other exercise or enforcement by the Buyer of, that or any other right or provision.

14.6	All references in clauses 14.2 to 14.5 to:
14.6.1	any right shall include any power, right or remedy conferred by this agreement on, or provided by law or otherwise available to, the Buyer; and

14.6.2	any failure to do something shall include any delay in doing it.
14.7
The giving by the Buyer of any consent to any act or matter which by the terms of this agreement requires that consent shall not prejudice the right of the Buyer to withhold or give consent to any similar act or matter.

14.8	Clauses 14.1 to 14.6 inclusive shall apply (with the appropriate changes) to any rights under this agreement enforceable under the Contracts Act by any person who is not party to it.

14.9
All of the provisions of this agreement shall, so far as they are capable of being performed or observed, continue to be effective notwithstanding Completion except in respect of those matters then already performed and Completion shall not constitute a waiver of any of the Buyer’s rights in relation to this agreement.

14.10	The rights and remedies conferred on the Buyer and/or the Company under this agreement:-
14.10.1
are cumulative and are additional to, and not exclusive of, any rights or remedies provided by law or otherwise available at any time to the Buyer (including the right to damages for any loss or additional loss suffered by the Buyer) but the Buyer shall not be entitled to recover more than once in respect of the same loss ;

14.10.2
(subject always to clause 9.13) shall not be affected or limited, and the amount recoverable shall not be reduced, on the grounds that the Buyer may before Completion have had actual, constructive imputed or implied knowledge of the matter giving rise to the claim (subject to clause 9.3, other than (but in respect of the Warranties only) by way of that matter being fairly disclosed in the Disclosure Letter); and

14.10.3
(subject always to clause 9.13) shall not be affected or limited by any investigation made by or on behalf of the Buyer into the Company or any report on the Company prepared at the instance of or made available to the Buyer (other than by being fairly disclosed in the Disclosure Letter).

14.11
The rights and remedies conferred on the Buyer and/or the Company under this agreement may be delegated to and exercised by Federal Signal Corporation and/or any other member of the Buyer’s Group on behalf of the Buyer for so long as it remains such a member and not so as to impose on the Seller a liability greater than that which is owed to the Buyer.

15	Notices

15.1.
Except as otherwise provided in this agreement, every notice under this agreement shall be in writing and shall be deemed to be duly given if it (or the envelope containing it) identifies the intended recipient as the addressee and:

15.1.1.	it is delivered by being handed personally to the addressee (or, where the addressee is a corporation, any one of its directors or its secretary);

15.1.2.	it is delivered by being left in a letter box or other appropriate place for the receipt of letters at the addressee’s authorised address (as defined below); or

15.1.3.
the envelope containing the notice is properly addressed to the addressee at the addressee’s authorised address and duly posted by the recorded delivery service (or by international recorded post if overseas) or the notice is duly transmitted to that address by facsimile transmission;

and, in proving the service of any such notice, it shall be conclusive evidence to prove that the notice was duly given within the meaning of this clause 15.1.
15.2.
A notice sent by post (or the envelope containing it) shall not be deemed to be duly posted for the purposes of clause 15.1.3 unless it is put into the post properly stamped or with all postal or other charges in respect of it otherwise prepaid.

15.3.
For the purposes of this clause 15 the authorised address of the Buyer and the Company respectively shall be the address of its registered or principal office for the time being or (in the case of notices sent by facsimile transmission) its facsimile number at that address and the authorised address of the Seller shall be the address of the Seller’s Solicitors or (in the case of notices sent by facsimile transmission) the facsimile number of the Seller’s Solicitors.

15.4.	Any notice duly given within the meaning of clause 15.1 shall be deemed to have been both given and received:
15.4.1.	if it is delivered in accordance with clauses 15.1.1 or 15.1.2, on that delivery; and

15.4.2.
if it is duly posted or transmitted in accordance with clause 15.1.3 by any of the methods specified in that clause, on the second (or, when sent by airmail, fifth) business day after the day of posting or (in the case of a notice transmitted by facsimile transmission) on receipt by the sender of a transmission report showing the successful transmission of the whole of the relevant notice or (if that transmission is not made during normal working hours on a business day) at 9.00 a.m. on the next business day.

15.5.	For the purposes of this clause “notice” shall include any request, demand, instruction, communication or other document.

15.6.	Each notice to be given under or in connection with this agreement shall be in English and if that notice is translated into any other language, the English language text shall prevail.

16	Entire Agreement
16.1.
The Agreed Documents together with the Replies and the Disclosure Letter constitute the entire agreement between the parties in relation to the sale and purchase of the Sale Shares and other matters covered by them and supersede any previous agreement between the parties in relation to those matters, which shall cease to have any further effect. It is agreed that:

16.1.1
no party has entered into any Agreed Document in reliance on, and each party unconditionally waives any claims in relation to, any statement, representation, warranty or undertaking which is not expressly set out or provided for in the Agreed Documents, the Replies or the Disclosure Letter;

16.1.2
in the absence of fraud, no party shall have any remedy in respect of any untrue statement made, to it or its representatives or agents, prior to this agreement being entered into and on which it or they relied other than representations, warranties or undertakings set out in the Agreed Documents the Replies and the Disclosure Letter; and

16.1.3	this clause 16 shall not exclude any remedy or liability for fraudulent concealment or fraudulent misrepresentation.
16.2.
The Seller confirms that save as fairly disclosed in the Disclosure Letter there are no agreements to which both he (or any connected person) and the Company are party, other than those of the Agreed Documents (if any) to which they are parties.

16.3.
Nothing contained in this agreement shall affect or diminish the liability of the Seller in respect of any reply given by him or on his behalf to the Buyer’s Solicitors in response to enquiries raised by the Buyer’s Solicitor.

17	Alterations

No purported alteration of this agreement shall be effective unless it is in writing, refers specifically to this agreement and is duly executed by each party to this agreement.
18	Severability
18.1.
Each provision of this agreement is severable and distinct from the others. The parties intend that each of those provisions shall be and remain valid and enforceable to the fullest extent permitted by law. If any such provision is or at any time becomes to any extent invalid, illegal or unenforceable under any enactment or rule of law, it shall to that extent be deemed not to form part of this agreement but (except to that extent in the case of that provision) it and all other provisions of this agreement shall continue to be effective and their validity, legality and enforceability shall not be affected or impaired as a result, subject to the operation of this clause not negating the commercial intent and purpose of the parties under this agreement. The proviso to clause 1.2.6 shall be read subject to this clause 18.1.

18.2.
If any provision of this agreement is illegal or unenforceable because any period or area specified in it exceeds that permitted by a Relevant Authority, that provision shall take effect with the minimum modification necessary to make it valid, effective and acceptable to that Relevant Authority subject to that modification not negating the commercial intent of the parties under this agreement.
19	Counterparts

This agreement may be entered into in the form of two or more counterparts each executed by one of the parties but, taken together, executed by them and, provided that each party duly executes such a counterpart, each of the executed counterparts, when duly exchanged or delivered, shall be deemed to be an original, but, taken together, they shall constitute one instrument.

20	Payment of Costs
20.1.
Each party shall be responsible for that party’s own legal and other costs incurred in relation to the negotiation, preparation and completion of each of the Agreed Documents and all other relevant documents.

20.2.
The Company shall not directly or indirectly pay or reimburse any costs or expenses in connection with any investigation relating to it or with the negotiation, completion or implementation of the Agreed Documents unless the provisions of Chapter VI CA 1985 shall have complied with in relation thereto.

21	Successors, Assigns and Third Party Rights
21.1.	This agreement shall be binding on and shall enure for the benefit of the successors in title of the parties and also the personal representatives of the Seller.

21.2.	Except as provided in clause 21.3, none of the parties (nor any other person entitled to enforce rights under this agreement) may assign the benefit of any rights under this agreement.

21.3.
The Buyer and the Company may at any time assign all or any part of their rights under this agreement including the Warranties and the restrictive covenants and any cause of action arising under or in respect of them to any member of the Buyer’s Group for so long as such member remains a member of the Buyer’s Group which may enforce them as if it had been named in this agreement as the Buyer and/or the Company as the case may be PROVIDED that no such assignee or any other member of the Buyer’s Group shall be entitled to recover from the Seller more than the Buyer could have done had the assignment not taken place.

21.4.
For the purposes of the Contracts Act any member of the Buyer’s Group shall have the benefit of the Warranties and the indemnities contained in this agreement PROVIDED that no other member of the Buyer’s Group shall be entitled to recover from the Seller more than the Buyer could have done.

21.5.
Each of the persons described in clause 9.8.2 shall have the benefit of clause 9.8 under the Contracts Act and each of the persons described in clause 14.10 shall have the benefit of that provision under the Contracts Act to the extent provided in such clause.

21.6.	Except as provided in clauses 21.4 and 21.5:
21.6.1.	the Contracts Act shall not apply to this agreement; and

21.6.2.
no person (including any employee, officer, agent, representative or sub-contractor of a party) other than a party to this agreement shall have the right (whether under the Contracts Act or otherwise) to enforce any term of this agreement which expressly or by implication confers a benefit on that person without the express prior agreement in writing of the parties, which agreement must refer to this clause 21.6.

21.7.
No consent shall be required from any person having rights under this agreement by virtue only of the Contracts Act to any amendment, variation, waiver or settlement of this agreement or any right or claim arising from or under it which (in each case) has been agreed by any party to it.

22	Applicable Law and Submission to Jurisdiction
22.1.
This agreement (including the Tax Covenant) and the Disclosure Letter shall be governed by and construed in accordance with English law in whatever jurisdiction any proceedings (as defined in clause 22.2) be brought or conducted.

22.2.
In relation to any legal action or proceedings to enforce this agreement or arising out of or in connection with it (“proceedings”) the Seller irrevocably submits to the jurisdiction of the courts of the state of Illinois in the United States of America and the courts of the United States of America located in the said state of Illinois and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum PROVIDED ALWAYS that the Buyer may at its sole discretion seek to bring proceedings against the Seller in the English courts and in such circumstance the Seller irrevocably submits to the jurisdiction of the English Courts and waives any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inconvenient forum.

23	Address for Service

The Seller appoints the Seller’s English Solicitors as his process agent to receive on his behalf service of process arising out of or connected with this agreement. Service upon the process agent shall be good service upon the Seller whether or not it is forwarded to and received by the Seller. If for any reason such process agent ceases to be able to act as process agent, or no longer has an address in England, the Seller irrevocably agrees to appoint a substitute firm of solicitors to act as process agent with an address in England reasonably acceptable to the Buyer and to deliver to the Buyer a copy of the substitute process agent’s acceptance of that appointment within 30 days. In the event that the Seller fails to appoints a substitute process agent, it shall be effective service for the Buyer to serve the process upon the last known address in England of the last known process agent for the Seller notified to the Buyer, notwithstanding that such process agent is no longer found at such address or has ceased to act.

24	Exchange rates

Where a conversion from one currency to another has to be made for the purposes of this agreement, the exchange rate shall be the spot rate for the purchase of the one currency from the other as certified by HSBC Bank Plc as prevailing in London at or about 11.00 a.m. on the relevant day.

25	Conflict with Joint Issues Agreement

If any provision of this agreement is in conflict with the Joint Issues Agreement the provisions of the Joint Issues Agreement shall prevail.
IN WITNESS of the above the parties have executed this agreement as a deed on the date written at the head of this agreement.

SCHEDULE 1
THE CONDITIONS
1	The PIPS Inc Agreements having been entered into and having become unconditional in all respects (save as to the execution of this Agreement);

2	The Istenes Acknowledgement having been entered into by its parties and having become unconditional in all respects (save as to the execution of this agreement).

3	The Joint Issues Agreement having been entered into and having become unconditional in all respects (save as to the execution of this agreement).

4	The Minority Agreement having been entered into and having become unconditional in all respects (save as to the execution of this agreement).

5	No decision, order or judgement of any Relevant Authority having been issued or made prior to Completion which has the effect of making unlawful or otherwise prohibiting the sale of the Sale Shares.

6	The securing of a licence by PIPS Inc of the Adrain Patent (US patent number 5,831,669) on terms reasonably acceptable to FS.

7
The obtaining in a form reasonably satisfactory to the Buyer of written consent to the sale of the Sale Shares to the Buyer from the persons listed in below in respect of the contracts listed opposite each such person:

7.1.	distribution agreement with Sagem Defense Security dated 27.01.06;

7.2.	Hertfordshire Constabulary Contract for supply of ANPR Cameras dated 17.06.05;

7.3.	National Welsh Assembly contract dated 09.09.03 for supply of journey time measurement system using ANPR
8	The obtaining in a form reasonably satisfactory to the Buyer of confirmatory intellectual property assignments to the Company executed under seal by Cheryl Patrick and John Morris respectively.

SCHEDULE 2
THE COMPANY

Status:	Private company limited by shares

Date of incorporation:	9 April 2001

Place of incorporation:	England and Wales

Registered number:	04196820

Registered office:	York House, School Lane, Chandlers Ford, Eastleigh, Hampshire, SO53 4DG

Authorised share capital:	£2,000,000 divided into 195,000,000 A ordinary shares of 1p each and 5,000,000 B ordinary shares of 1p each

Issued share capital:	5,000,000 A ordinary shares of 1p each and 1,100,000 B ordinary shares of 1p each

Directors:	Paul John Negus Alan Keith Sefton Stephen Craig Kenneth Oxley Brian David Vincent Smith

Secretary:	Wilsons (Company Secretaries) Limited

Auditors:	BDO Stoy Hayward

Bankers:	HSBC Bank plc

Accounting reference date:	31 December

Shareholders	Alan Keith Sefton	5,000,000 A ordinary shares of 1p each

	Paul John Negus	600,000 B ordinary shares of 1p each

	Brian David Vincent Smith	400,000 B ordinary shares of 1p each

	Graham Andrew Wood	100,000 B ordinary shares of 1p each

Charges and other Encumbrances:	None

Guarantees by the Company:	None

Guarantees of the Company’s liabilities:	None

Loans made by the Seller (or any Person connected with him):	None

SCHEDULE 3

	No of A	No of B
Name and Address	shares	shares
Alan Keith Sefton	5,000,000	Zero
2080 Wilkerson Road, Knoxville, Tennessee 37922. USA

SCHEDULE 4
WARRANTIES
PART 1 — GENERAL WARRANTIES
1	Information
1.1.	The information in schedule 2, schedule 3, schedule 7 and schedule 10 is accurate.

1.2.	All information contained in the Replies and in the Disclosure Letter is in all material respects complete and accurate and is not misleading.

1.3.	To the best of the Seller’s knowledge information and belief there is no other fact, matter or circumstance which renders any such information incomplete, inaccurate or otherwise misleading.
2	The Seller
2.1.	The Seller has full power to enter into and perform this agreement which constitutes binding obligations on the Seller in accordance with its terms;

2.2.
The Sale Shares constitute the whole of the issued share capital of the Company, all the Sale Shares are fully paid or are properly credited as fully paid, the Seller is the sole legal and beneficial owner of all the A Shares free from Encumbrances and the B Shareholders are together the sole legal and beneficial owner of all the B Shares free from Encumbrances.

3	Accounts
General
3.1.	The Accounts:-
3.1.1.
show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Accounts Date and of its profits for the financial period ended on the Accounts Date in accordance with UK GAAP;

3.1.2.	were prepared in accordance with the requirements of all relevant statutes, and with UK GAAP;

3.1.3.	have been prepared using the same bases, policies, practices and methods which were used in preparing the audited accounts of the Company for the last three financial years.

3.1.4.
contain full provision or reserve for all bad and doubtful debts, obsolescent or slow-moving stocks and for depreciation on all fixed assets, which provision or reserve was when made and is now adequate;

3.1.5.	contain a note of all capital commitments of the Company at the Accounts date, which note was when made and is now adequate, fair and not misleading;

3.1.6.	disclose, note or provide properly (in accordance with UK GAAP) for all liabilities of the Company which were known, actual or contingent;

3.1.7.
value the stock at the lower of cost and net realisable value, and such stock does not include any redundant, obsolete or unsaleable items which are not properly provided or reserved for (in accordance with UK GAAP) or any items which are the subject of a dispute with a supplier or a customer;

3.1.8.
contain proper and adequate reserves or provision for all Taxation, including deferred taxation as defined in FRS 19 (sufficient provision being made in a deferred taxation account for any corporation tax on chargeable gains and balancing charges that would arise on the sale of all fixed assets at the values attributed to them in the Accounts);

3.1.9.
reflect all the fixed and loose plant and machinery, equipment, furniture, fittings and vehicles used by the Company at the Accounts Date and (apart from depreciation in the ordinary course of business) their value is not significantly less (subject to depreciation) than at the Accounts Date and none has been acquired for any consideration in excess of its net realisable value at the date of such acquisition or otherwise than by way of a bargain at arm’s length.

Stock-in-trade and work-in-progress
3.2.
The basis of valuation for stock-in-trade and work-in-progress has remained in all material respects consistent with that adopted for the purpose of the Company’s audited accounts in respect of the beginning and end of each of the accounting periods of the Company for the last three financial years.

Books of account
3.3.	All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for VAT purposes)
3.3.1.
have been fully, properly and accurately maintained, are in the possession of the Company and contain true and accurate records of all matters including those required to be entered in them by the Companies Acts and no notice or allegation that any of the same is incorrect or should be rectified has been received;

3.3.2.	do not contain or reflect any material inaccuracies or discrepancies;

3.3.3.
give and reflect a true and fair view of the matters which ought to appear in them and in particular of the financial, contractual and trading position of the Company and of its plant and machinery, fixed and current assets and liabilities

(actual and contingent), debtors and creditors and stock-in-trade and work-in-progress; and

3.3.4.
contain information which is accurate in all material respects in accordance with generally accepted accounting principles relating to all transactions to which the Company has been a party and the Accounts do not materially overstate the value of any asset or materially understate any liability of the Company at the Balance Sheet Date.

Management Accounts
3.4.	The Management Accounts and the Interim Accounts, a copy of each of which is attached to the Disclosure Letter, (which it is acknowledged have not been the subject of an audit report)
3.4.1.	have been prepared with due care and attention in compliance with the Company’s procedures and good commercial practice; and

3.4.2.
have been prepared in accordance with accounting policies consistent with those used in preparing the Accounts and on a basis consistent with the management accounts of the Company for the preceding 12 months.

3.5.
The cumulative profits, assets and liabilities of the Company as stated in the Management Accounts and the Interim Accounts have not been materially misstated and are not materially inaccurate and the Seller does not consider either the Management Accounts or the Interim Accounts to be misleading in any material respect.

     4 Position Since the Accounts Date
4.1.	Since the Accounts Date;
4.1.1.	the business of the Company has been carried on in its ordinary and usual course and in the same manner, including nature and scope as in the financial year ended on the Accounts date;

4.1.2.
there has been no material adverse change in the Company’s financial or trading position or prospects of the Company including its turnover (whether by value or by volume) or its net profit margins, or in the amount of its liabilities (actual or contingent) as compared with the corresponding months in the financial period ended on the Accounts Date;

4.1.3.
there has been no reduction in the value of the net assets of the Company determined in accordance with the same accounting policies as those applied in the Accounts (provided that each of the assets of the Company is valued at a figure no greater than the value attributed to it in the Accounts and, in the case of assets acquired by the Company after the Accounts Date, at a figure no greater than cost);

4.1.4.	the business has not been adversely affected by the loss of a contract or customer or source of supply or by other factors which have not affected similar businesses to the same extent;

4.1.5.
the Company has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business;

4.1.6.
the Company has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

4.1.7.
the Company has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the date of this agreement) any liability of the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on the actual income (not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business, income tax under the PAYE system and national insurance and social security contributions in respect of persons employed by it since the Accounts Date and VAT in respect of taxable supplies made by it in the ordinary course of business since the Accounts Date;

4.1.8.
the Company has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Accounts Date was entitled to remuneration in excess of £50,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

4.1.9.
the Company has received payment in full on their due dates of all debts owing to the Company shown in the Accounts (subject to any provision for bad and doubtful debts made in the Accounts), has not released any debts in whole or in part and has not written off debts in an amount exceeding £5,000 in the aggregate;

4.1.10.	the Company has not entered into contracts involving capital expenditure in an amount exceeding £50,000 in the aggregate;

4.1.11.
the Company has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

4.1.12.	the Company has paid its creditors within the times agreed with such creditors and does not have any debts outstanding which are overdue for payment by more than four weeks;

4.1.13.
the Company has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Accounts Date) or since the Accounts Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Accounts Date;

4.1.14.	the Company has not made any change to its accounting reference date and no accounting period of the Company has ended since the Accounts Date;

4.1.15.
the Company has not made a payment or incurred an obligation to make a payment outside the ordinary course of business which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Company; and

4.1.16.	the Company (including any class of its members) has not passed any resolution whether in general meeting or otherwise.
5	Debtors and Creditors
5.1.	The Company has no indebtedness except:
5.1.1.	as stated in the Accounts or in the Management Accounts or in the Completion Accounts;

5.1.2.	as fairly disclosed in the Disclosure Letter; or

5.1.3.	amounts due to trade creditors incurred in the ordinary course of trading since the date of the Management Accounts and provided for in full in the Completion Accounts.
5.2.	The amounts for which the assets of the Company are security have not increased above the level shown in the Accounts or in the Management Accounts.

5.3.	The Company is not owed any moneys other than in the ordinary course of business.

5.4.
The book debts shown in the Accounts have realised their full nominal amount less any reserve for bad or doubtful debts stated in the Accounts and no book debt has been duplicated or otherwise incorrectly recorded in the Accounts or the Management Accounts.

5.5.	The Company has not factored or discounted any of its debts.

5.6.
The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person. No person has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company.

5.7.
The Company is not in default under the terms of any borrowing made by it and no circumstances have arisen which could entitle a lender of finance to the Company (other than on normal overdraft facility) to call in the whole or any part of the moneys advanced or enforce any security.

5.8.
All debts owed to the Company are collectable in the ordinary course of business and each such debt will realise in full its face value within three months of its due date for payment. The Seller considers none of the debts owing to the Company (but which are not yet due) to be irrecoverable in whole or in part. The Company does not own the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business. The debts owing to the Company shown in the Accounts (subject to any provision for bad or doubtful debts made in the Accounts) were paid in full on their due dates. This warranty shall not apply in respect of the provisions for bad debts made in the Accounts and the Completion Accounts.

6	Subsidiaries
6.1.	The Company does not now have and has never had any subsidiary.

6.2.	The Company does not now hold and has never held any shares in the capital of any company.
7	Property
7.1.	The Company does not own, use or occupy or has any interest in any land and/or buildings other than the Property.

7.2.
The description of the Property and the particulars of the estate owner and present use contained in schedule 7 are correct and plans which accurately delineate the extent of the Property are attached to Disclosure Letter.

7.3.	In this paragraph the expression the “present use” means in respect of each of the Properties the present use specified in schedule. Except as fairly disclosed in the Disclosure Letter-:
7.3.1.	the Company has a good title to the Property;

7.3.2.	the Property is not subject to any covenant, condition, agreement, restriction, reservation or right adversely affecting its present use;

7.3.3.	the Company has not

7.3.3.1.	breached any covenants, restrictions or stipulations which affect the Property (including covenants contained in any lease or leases under which the Property are held); and

7.3.3.2.	neither the Seller nor the Company has received any notice of any breach of any such matter as is mentioned in paragraph 7.3.3.1;
7.3.4.	the Company is in exclusive and undisputed occupation of the whole of the Property;

7.3.5.	the Property is not subject to (or to any agreement to create) any lease, tenancy, licence to occupy or other Encumbrance;

7.3.6.	no party claims the benefit of any right, easement, reservation or other privilege or Encumbrance in or over the Property adverse to the title or interest of any Group Company or their present use;

7.3.7.
the Property and all buildings on it and their present use comply with all relevant Town and Country Planning legislation, byelaws and regulations and no consents or approvals obtained under any of those enactments are temporary or personal or subject to any conditions which have not been fully complied with;

7.3.8.
the Property complies in all material respects with the Offices Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Health and Safety at Work etc. Act 1974 and all other relevant Official Requirements and all orders consents or permissions given under any of them;

7.3.9.	neither the Seller nor the Company has received any notice of any breach of any requirement referred to in paragraphs 7.3.7 and 7.3.8;

7.3.10.
to the extent that it may be required a fire certificate has been issued (or is in the course of being issued and to the best of the Seller’s knowledge, information and belief there is no reason why any such certificate will not be issued) for the Property and it complies with current fire regulations; and

7.3.11.	all documents required to prove the title of the Company to the Property are in the possession of or under the control of the Company.
7.4.	The Seller confirms that:-
7.4.1.	there are no structural or material defects in the buildings or structures on the Property;

7.4.2.	all such buildings and structures are in good and substantial repair and condition; and

7.4.3.	there is no asbestos on the Property as defined in the Leases thereof;
7.5.	Neither the Company nor the Seller have received any adverse surveyors’, engineers’ or other professional report in respect of any of the Property.

7.6.
The Company has not at any time assigned or otherwise disposed of any freehold or leasehold property in respect of which the Company has any continuing liability either as original contracting party or by virtue of any direct covenant or under an authorised guarantee agreement given on a sale or assignment to or from the Company or as a surety for the obligations of any other person in relation to any real property and no claim has been made against the Company in respect of any leasehold property formerly held by it or in respect of which it acted as a guarantor nor is any such claim anticipated.

7.7.	No notices under the Landlord and Tenant (Covenants) Act 1995 have been served on the Company.

7.8.
No claims have been made against the Company in respect of repairs, dilapidations or any similar liability, and no other monetary claim or liability is outstanding, in each case in relation to the Property.

7.9.	The Seller is not aware of any fact or circumstance which may give rise at any time in the future to any claim or liability of the kind referred to in paragraph 7.8.

7.10.
The Seller’s Solicitors have provided to the Buyer’s Solicitors details of all transactions or proposed transactions (if any) relating to the Property since the date title details were supplied to the Buyer’s Solicitor.

7.11.	The Property is not subject to the payment of any outgoings other than the usual rates and taxes and all sums due to date in respect thereof have been paid.

7.12.
No proposal relating to the rateable value of the Property has been determined by the Valuation and Community Charge Tribunal or Land Tribunal and there is no subsisting proposal to challenge the rateable value of the Property.

7.13.
The Property drains foul sewage and surface water to public sewers without passing through land in the occupation or ownership of any third party or, if they do not, the Property has the benefit of all necessary easements and rights for the maintenance and use thereof and such rights are held on terms which do not entitle any person to terminate or curtail the same.

7.14.
All development carried out in relation to the Property and subsequent alteration extension or improvement has been lawful and all necessary consents and permissions have been obtained therefore and fully complied with.

8	Environmental Matters and Health and Safety
8.1.	The Company:

8.1.1.	complies and has at all times complied with all Environmental Laws and Environmental Licences;

8.1.2.	has obtained and maintained in force all Environmental Licences;

8.1.3.
there are no conditions, facts or circumstances which could lead any Environmental Licence to be revoked, suspended, amended, varied, withdrawn or not renewed or which would prevent compliance with any Environmental Licence; and

8.1.4.
is not required by any Environmental Licence or any Environmental Law or as the result of any Environmental Claim to incur any expenditure which is material in the context of the business of the Company or to desist from taking any action which might have a material adverse effect on the financial condition of the Company.

8.2.
There are attached to the Disclosure Letter complete and up-to-date copies of all Environmental Licences and all orders, notices, directions, applications, appeals, amendments and reports and any other communications relating to or in connection with any Environmental Licence of which the Company is aware.

8.3.
No Environmental Claim is pending or has been made or threatened against the Company and the Seller does not have any reason to believe that the Company has or is likely to have any liability in relation to Environmental Matters.

8.4.
No Relevant Substance has been deposited, disposed of, kept, treated, imported, exported, transported, processed, manufactured, used, collected, sorted or produced at any time, or is present in the Environment (whether or not on property owned, leased, occupied or controlled by the Company) in circumstances which could result in an Environmental Claim against the Company or which would entitle any Relevant Authority to bring an Environmental Claim against the Company or which would have a material adverse effect on the use or value of any property owned, leased, occupied or controlled by the Company.

8.5.
There are attached to the Disclosure Letter full details (including copies of any relevant reports or other documents) of any inspections, investigations, studies, audits, tests, reviews or other analyses in relation to Environmental Matters relating to the Company or any property now or previously owned, leased or occupied by the Company.

8.6.
The Company has complied, and the business has been conducted, at all times in compliance with all Health & Safety Laws and the Company has not received notice from any Regulatory Authority of breach of any Health and Safety Laws.

8.7.
There are no events, states of affairs, conditions, circumstances, activities, practices, incidents or actions which have occurred and have not been remedied or are occurring or have been or are in existence in connection with the Company or the conduct of the business which are liable to give rise to liability under the Health & Safety Laws.

8.8.	No works, repairs, construction, remedial action or expenditure is or may be required in relation to the Health & Safety Laws in order to carry on lawfully the business at each Property.

8.9.
At no time have or has the Seller or the Company had knowledge of and/or received any notice, claim or other communication alleging any contravention of or actual or potential liability under the Health & Safety Laws.

9	Assets
9.1.
All assets (excluding the Property and the Intellectual Property as to which specific Warranties are given) used in connection with the business of the Company belong to it free from any lease, rental, hire or hire purchase agreement, agreement for payment on deferred terms, conditional sale agreement or bill of sale or other Encumbrance and there are no agreements or arrangements restricting the freedom of the Company to use or dispose of any of those assets as it thinks fit.

9.2.	The Company does not make use of any asset which is not included in the Accounts.

9.3.
All assets of, or used in connection with the business of, the Company are in the possession and under the control of the Company and are in good repair and condition (subject to normal wear and tear and manner of use) and regularly maintained and fully serviceable.

9.4.	The Company has not acquired or agreed to acquire any material asset on terms that title to such asset does not pass to the Company until full payment is made.

9.5.
All vehicles and office and other equipment (including fixed plant and machinery) shown in the Accounts or acquired since the Accounts Date or otherwise used in connection with the Company’s business which have not been disposed of in the ordinary course of business:-

9.5.1.	do not contravene any requirement or restriction having the force of law;

9.5.2.	are in reasonable repair and condition (fair wear and tear excepted) and are regularly maintained, fully serviceable and in satisfactory working order;

9.5.3.	are each capable of doing the work for which they were designed and/or purchased;

9.5.4.	are not surplus to the Company’s requirements; and

9.5.5.	are not dangerous or in need of renewal or replacement;
and the vehicles owned by the Company are road-worthy and duly licensed for the purposes for which they are used.
9.6.
Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party are set out in the Disclosure Letter and have not been and are not likely to be increased and all such rentals are fully deductible by the Company for tax purposes.

10	Insurances
10.1.
All assets of the Company which are capable of being insured (including debtors) have at all material times been and are at the date of this agreement insured for their full replacement value against fire and other risks normally insured against by companies carrying on similar businesses or owning assets of a similar nature and the Company has at all material times been and is at the date of this agreement adequately covered against accident, physical loss or damage, third party liability (including product liability), environmental liability (to the extent that cover is available at reasonable commercial premiums) and other risks normally covered by insurance by such companies. All material particulars of such insurances, including the insurance provider(s), agent(s) or broker(s), type of insurance cover, policy limits and deductibles, and policy period(s) are set out in the Disclosure Letter.

10.2.	In respect of all insurances referred to in paragraph 10.1:
10.2.1.	all premiums and any related insurance premium taxes have been duly paid to date;

10.2.2.
each policy is in force and effective and no act, omission, misrepresentation or non-disclosure by or on behalf of the Company has occurred which makes any of those policies voidable, nor have any circumstances arisen which would render any of those policies void or unenforceable for illegality or otherwise, nor has there been any breach of the terms, conditions or warranties of any of those policies which would entitle the relevant insurer to decline to pay all or any part of any claim made under those policies;

10.2.3.
there are no special or unusual limits, terms, exclusions or restrictions in any of the above policies, the premiums payable under them are not in excess of prevailing normal rates for comparable cover and so far as the Seller is aware no circumstances exist which are likely to give rise to any increase in premiums;

10.2.4.	details of all claims made during the period of three years preceding the date of this agreement are fairly disclosed in the Disclosure Letter;

10.2.5.	no claim is outstanding and no circumstances exist which are likely to give rise to any claim under the above policies; and

10.2.6.	all material details of all the relevant policies are fairly disclosed in the Disclosure Letter.
10.3.	No claims have been made by employees of the Company in respect of industrial injury in the three years preceding the date of this agreement.
11	Bank Accounts

11.1.
The Disclosure Letter contains full details of each of the investment, deposit and bank accounts maintained by or on behalf of the Company and of the banks and other financial institutions at which they are kept.

11.2.
There are attached to the Disclosure Letter statements from each such bank and/or institution of the credit or debit balances on each of the above accounts on the last business day prior to the date of this agreement.

11.3.
Full details of all overdraft, loan and other financial facilities available to the Company and of all amounts borrowed under them are set out in the Disclosure Letter and no person who provides any of those facilities has given any indication to the Company or the Seller that they are considering withdrawing or altering any of those facilities.

11.4.	Neither the Seller nor the Company have done or omitted to do anything which is so far as the Seller is aware will affect adversely the continuance of the facilities referred to above.

11.5.	There are no unpresented cheques drawn by the Company otherwise than in the normal course of trading.
12	Conduct of Business
12.1.
The Company is not now nor has it been during the period of two years prior to the date of this agreement a party to any contracts or transactions which are, or involve obligations, outside the ordinary course of business, or which are of an unusual, unduly onerous or long term nature (which for this purpose includes a contract or arrangement which is not capable of being terminated by three or less than three months’ notice without payment of compensation or damages or which has an annualised value in excess of £100,000 per annum) nor has it given at any time any gifts, bribes or inducements to any person.

12.2.
No event or omission has occurred which would entitle any third party to terminate prematurely any material contract to which the Company is a party or call in any money before the date on which payment of the relevant sum would normally or otherwise be due.

12.3.
There is no claim against and there are no circumstances which may lead to a claim against the Company for defective goods, services, work or materials or for breach of representation, warranty, condition or Official Requirement in relation to goods or services or for delays in delivery or completion of contracts or for deficiencies of design or performance or otherwise relating to liability for goods or services sold or supplied by the Company.

12.4.
The Company has not agreed to produce or deliver replacement goods after the date of this agreement or to take back or make good any defective goods or services or repair or service any goods free of charge or otherwise not at arm’s length rates or issue a credit note or write off or reduce indebtedness in respect of any goods or services.

12.5.	After Completion by reason of the acquisition of the Sale Shares by the Buyer:

12.5.1.	no supplier of the Company will be entitled to cease supplying the Company or substantially reduce or be entitled to substantially reduce its supplies to the Company;

12.5.2.	no customer of the Company will be entitled to cease to deal with the Company or substantially reduce or be entitled to substantially reduce its existing level of business with the Company;

12.5.3.	the Company will not lose the benefit of any right or privilege which it currently enjoys; and

12.5.4.	no officer or senior employee of the Company will leave his office or employment.
12.6.
In the three years preceding the date of this agreement not more than ten per cent in value of purchases by the Company have been placed in any twelve month period with any one supplier and not more than ten per cent in value of sales by the Company have been made in any twelve month period to any one customer.

12.7.	The Company’s stock-in-trade is capable of being sold by it in the ordinary course of its business in accordance with its current price list without rebate or allowance to a purchaser.

12.8.
The Company has obtained all licences, permissions and consents required for the carrying on of its business, those licences, permissions and consents are in force and effective and there are no circumstances which indicate that any of those licences, permissions or consents are likely to be revoked or not renewed in the ordinary course.

12.9.	The Company does not have any branch, place of business or substantial assets outside the United Kingdom.
13	Directors and Employees
13.1.
The particulars shown in schedule 10 and the details shown in the staff summary located at document B.08.01.01.02 in the online data room located at www.intralinks.com are complete accurate and up to date and show in respect of each director, officer, employee and worker of the Company his date of birth, the date on which he commenced continuous employment with the Company for the purposes of ERA and all remuneration payable and other benefits provided or which the Company is bound to provide (whether now or in the future) to each such person and include full particulars of all remuneration arrangements (particularly profit sharing, incentive, bonus and severance arrangements to which the Company is a party, whether binding or not) and each director, officer, employee and worker of the Company is listed therein, and all of them are engaged exclusively in the Company’s business.

13.2.	No change has been made nor agreed to be made by the Company in the terms of employment of any of its directors employees or workers.

13.3.
No negotiations for any increase in remuneration or benefits or change in any other term of the employment of any of the employees of the Company are current or are due to take place within six months after the date of this agreement, no offer of or demand for any such increase has been made, and no employee of the Company has within the last 12 months received an increase in remuneration of more than five per cent or suffered any reduction in remuneration.

13.4.	There are not in existence:
13.4.1.
any employment contracts or other contracts with directors employees or workers of the Company which cannot be terminated by three months’ notice or less without giving rise to any right to claim damages or compensation (other than compensation under the Employment Rights Act 1996);

13.4.2.
any contracts or any arrangements to which the Company is a party involving share options, profit sharing or bonus, incentive or other similar payments for any existing of its former employees or directors or any of their dependants save for options granted under the Enterprise Management Incentive Scheme, and the Company is not proposing to introduce any such scheme;

13.4.3.
any contracts or arrangements, other than those disclosed in relation to paragraphs 13.4.1 or 13.4.2, of whatever kind (whether legally enforceable or not) between the Company and existing or former directors employees or workers of the Company including contracts or arrangements for any benefit or payments of any nature to or for the benefit of any existing or former directors employees or workers or any of their dependants;

13.4.4.	any consultancy secondment or agency agreements between the Company and any other person, firm or company for the provision of an individual’s services to the Company; or

13.4.5.	any arrangements by which any person has the use of any credit or charge card or account for which the Company is responsible.
13.5.	All part-time, temporary and fixed-term employees of the Company enjoy the same benefits as full time employees of the Company.

13.6.	There have been no strikes or industrial action short of strike action (official or unofficial) by any of the employees of the Company since its incorporation.

13.7.
There is no agreement or arrangement written or oral or by custom and practice between the Company and any trade union or other body representing employees of the Company in relation either to recognition of the trade union or other body or to collective terms and conditions or the representation and, informing or consultation with employees or workers.

13.8.
None of the employees of the Company are members of a trade union or any similar organisation and there is no recognised trade union, closed shop or collective agreement of any kind relating to any of the employees of the Company.

13.9.
There is no claim, demand or liability outstanding or threatened (nor any circumstances, facts or events which may lead to any claim, demand or liability) against the Company on the part of any person who has been or is its director employee or worker (or the dependant of any such person).

13.10.
The Company has not within a period of one year preceding the date of this agreement given notice of any redundancies to any Relevant Authority or started consultations with any independent trade unions or employee representatives under the provisions of Chapter II of Part IV Trade Union and Labour Relations (Consolidation) Act 1992 nor has the Company failed to comply with any such obligation under those provisions.

13.11.	The Company:
13.11.1.
has not at any time been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 2006 nor has the Company failed to comply with any duty to inform and consult any independent trade unions or employee representatives under those Regulations.

13.11.2.
has not at any time been a party to any relevant transfer as defined in the Transfer of Undertakings (Protection of Employment) Regulations 1981 nor has the Company failed to comply with any duty to inform and consult any independent trade unions or employee representatives under those Regulations

13.12.	The Company has in relation to each of its employees and workers (and, so far as relevant, to each of its former employees and workers) complied with:
13.12.1.
all obligations imposed on it by all enactments, rules, regulations, acts and codes of conduct and practice relevant to the relations between it and its employees or any trade union or employee representatives and has maintained current adequate and suitable records regarding the service and terms of employment of each of its employees;

13.12.2.	all collective agreements recognition agreements and customs and practices for the time being dealing with those relations or the conditions of employment of its employees;

13.12.3.	all relevant orders and awards made under any relevant enactment or code of conduct and practice affecting the conditions of service of its employees;

13.12.4.
all recommendations made by the Advisory Conciliation and Arbitration Service, all decisions made in relation to employees of that Group Company by its Arbitration Panel and with all awards and declarations made by the Central Arbitration Committee and, in each case, of which it is aware;

13.12.5.	all orders, judgements, and decisions of any court or tribunal; and

13.12.6.	all obligations imposed on it under the contracts or terms of employment of its employees.
13.13.	No person is a shadow director of the Company within the meaning of section 741(2) CA 1985.

13.14.
There are no amounts of remuneration outstanding (including bonuses, holiday pay, and liabilities under section 13 Employment Rights Act 1996 accrued to the Completion Date) to any existing or former employee or director of the Company (other than amounts representing salary accrued due for the current pay period or for reimbursement of legitimate business expenses).

13.15.
No existing employee or director of the Company has given notice to terminate, or is under notice of termination of, and there are no grounds on which any such employee or director may give, or may be given, notice to terminate, his employment with the Company.

13.16.	The Company has not made an offer of employment to any person which has yet to be accepted or rejected.

13.17.	No individual is seconded to or from the Company.

13.18.	No employee of the Company is required to have a work permit in order to perform his duties in full.

13.19.
There are no amounts owing to present or former directors, officers, employees or workers of the Company other than not more than one month’s arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer, employee or worker of the Company, nor any dependant of any present or former director, officer, employee or worker of the Company.

13.20.	Save to the extent (if any) to which provision or allowance has been made in the Accounts:-
13.20.1.
no liability has been incurred or is anticipated by the Company for breach of any contract of employment or worker’s contract or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex, race or disability discrimination or for any other liability accruing from the termination or variation of any contract of employment or for services or worker’s contract;

13.20.2.	no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services or worker’s contract of any present or former director, officer, employee or worker or any dependant of any present or former director, officer, employee or worker of the Company; and

13.20.3.
the Company has not made or agreed to make any payment to or provided or agreed to provide any benefit or change in terms and conditions of employment for any present or former director, officer, employee or worker of the Company in connection with the sale and purchase under this agreement.

13.21.
The Company has not received any request for employee information or an information and consultation agreement pursuant to the Information and Consultation of Employees Regulations 2004, no negotiations have been initiated in respect of an information and consultation agreement and there is no such information and consultation agreement in place.

13.22.
The terms and conditions of employment of Ben Watson, Brian Smith, Graham Wood and Mr Istenes are fully accurately and completely set out in the contracts of employment produced to the Buyer notwithstanding any prior contracts or arrangements with Pearpoint Limited or any other person.

13.23.	The Company has not during the period of six months immediately preceding the date of this agreement made any pay awards to its employees or independent contractors which have been backdated.
14	Pensions
14.1.	In this paragraph 14 these definitions apply:
14.1.1.	“Pension Arrangement” means an agreement, arrangement, custom or practice (whether legally enforceable or not) for the payment of or contribution towards any Benefits;

14.1.2.	“Benefits” means pensions, allowances, lump sums or other like benefits payable on retirement or on death or during periods of sickness or disablement; and

14.1.3.	“Employees” means the Company’s employees, directors, former employees and former directors.
14.2.
Other than the Scheme there is no Pension Arrangement in operation for the benefit of any of the Employees or for the benefit of any dependants of Employees and no assurance has been given to any of the Employees about the introduction of any Pension Arrangement nor have any discussions or consultations been instituted.

14.3.	Full details of the Scheme have been given to the Buyer in the form of complete and correct copies of:
14.3.1.	all rules governing or relating to the Scheme;

14.3.2.
all current booklets, announcements and other explanatory literature issued to the Employees who are members of the Scheme and copies of letters or other documents relating to arrangements for individual members or groups of members;

14.3.3.	a list of all Employees who participate in the Scheme;

14.3.4.	a list of all Employees who will become eligible to join the Scheme on the satisfaction of any conditions of eligibility;

14.3.5.	a list of all contributions payable under the Scheme and the basis on which they are calculated; and

14.3.6.	all agreements with any person for the provision of services relating to the Scheme.
14.4.	There is no obligation to provide benefits under, or make contributions to, the Scheme except as fairly disclosed in the Disclosure Letter.

14.5.	All liabilities in respect of any costs fees and expenses in relation to the Scheme (whether or not already invoiced) will have been met by Completion.

14.6.	In relation to the Scheme:
14.6.1.
the current rates and amounts of all contributions are set out in the Disclosure Letter and there are not at the date of this agreement any contributions to the Scheme from or in respect of Employees or other payments which have fallen due but are unpaid;

14.6.2.
employer and employee contributions in respect of the Employees have been made promptly at the time that they were due; the Scheme is a money purchase scheme (as defined in section 181(1) Pension Schemes Act 1993) and the Benefits payable under the Scheme whether immediate, prospective or contingent, are solely the Benefits which can be provided by the funds available for each member under the Scheme;

14.7.	The Scheme is approved under Chapter IV Part XIV ICTA 1988 and the Seller is not aware of any circumstances which will or may result in withdrawal of that approval.

14.8.
The Scheme is a contracted-out scheme for the purposes of the Pension Schemes Act 1993 and has been administered in accordance with the contracting-out requirements of Part III of that Act. The Company holds or is named on a current contracting-out certificate in relation to the Scheme.

14.9.
The Scheme does not distinguish between male and female members in the provision of benefits relating to periods of pensionable service after 17 May 1990 and no adverse alteration has been made to benefits already accrued at the date of announcing changes designed to equalise benefits.

14.10.	The Scheme has not at any time excluded Employees from eligibility for membership on the grounds of specified hours of work.

14.11.	The Scheme has been administered in accordance with all applicable legislation and with due regard to the general requirements of law.

14.12.	The Scheme has not since 1 October 2002 excluded Employees from eligibility for membership on the grounds of having a fixed-term contract of employment.

14.13.	There are no circumstances which could result in any penalty under the Pensions Act 1995 becoming payable by the Company.

14.14.	The Company has not participated in any occupational pension scheme other than the Scheme.

14.15.
Since 30 August 1993 no Employee has had his contract of employment transferred to the Company from another employer in circumstances where the Transfer of Undertakings (Protection of Employment) Regulations 1981 or 2006 applied to the transfer of his contract of employment.

14.16.
The Company has at all times complied with its obligations under the Welfare Reform and Pensions Act 1999 and any regulations made thereunder in relation to the provision of access for Employees to a stakeholder scheme (as defined in section 1 of that Act) including:

14.16.1.	undertaking the necessary consultation process with the Employees in selecting the stakeholder scheme; and

14.16.2.	designating the stakeholder scheme; and

14.16.3.	there are no circumstances which could result in any penalty for failure to comply with that Act or regulations made under it becoming payable by the Company.
15	Commercial Contracts and Joint Ventures
15.1.	There are not now outstanding:
15.1.1.	any debenture, mortgage, charge, lien or other Security Interest given or issued by or in relation to the Company and not disclosed against any other Warranty;

15.1.2.	any contract or arrangement to which the Company is party and which is loss-making;

15.1.3.	any agreements or arrangements (whether executed or executory) entered into by the Company otherwise than by way of bargain at arm’s length or otherwise than in the ordinary course of business;

15.1.4.	any contracts to which the Company is a party and which cannot be assigned without the consent of another party;

15.1.5.	any powers of attorney given by the Company or any other authority (express or implied) by which any person may enter into any contract or commitment on behalf of the Company.

15.2.	The Company is not a party to any such contract as is referred to in section 169(4) CA 1985 (Disclosure by company of purchase of own shares) and

15.3.	The Company is not in material breach of any arrangement or contract to which it is a party;

15.4.	The Company has not received notice of breach of any arrangement or contract to which it is a party.

15.5.
The Company is not now nor has it ever been party to any joint venture, consortium or partnership arrangement or agreement (including any limited liability partnership) or a member of any unincorporated association.

16	Unissued Capital
There are no agreements or instruments in force which require or confer the right (conditionally or unconditionally) to require the issue of any share or loan capital of the Company now or at any time in the future nor are there any agreements restrictions or obligations entered into by or binding on the Company as to its unissued share or loan capital
17	Intellectual Property
17.1.
Full and accurate details of all registrations of and applications for registration of Intellectual Property and of all material unregistered Intellectual Property are set out in the Disclosure Letter.

17.2.	Full and accurate details of all licences of any of the Intellectual Property by or to the Company are contained in the Disclosure Letter.

17.3.
The Company owns all Intellectual Property Rights other than any Third Party Software relating to products manufactured and services provided by it or on its behalf or used by it in connection with its business in each case free from Encumbrances.

17.4.
The Intellectual Property is valid and subsisting and there is no claim nor any basis for, any claim for revocation, amendment, opposition or rectification or any challenge to ownership or entitlement in respect of any of the Intellectual Property (due to non-payment of renewal or other fees or for any other reason).

17.5.
The Company has complied with all its obligations under any licence of the Intellectual Property and no such licence is or will become liable to termination because of any breach by or on behalf of the Company or the transaction contemplated by this agreement.

17.6.
The Company is not required nor is it likely to become liable to pay a royalty or any other sum to any third party in respect of any of the Intellectual Property except as fairly disclosed in the Disclosure Letter.

17.7.
The Company is free to disclose any Business Information but has not disclosed any of it except in the ordinary course of business and against written undertakings from the recipient to keep all such disclosed Business Information confidential, or to the Buyer.

17.8.
The Company is not infringing nor has it ever infringed, either directly or through any other person, the Intellectual Property Rights of any third party and no third party has alleged any such infringement.

17.9.	None of the Intellectual Property constitutes, has constituted or is likely to constitute, any breach of confidence, passing off or actionable unfair competition in any jurisdiction.

17.10.	The Seller does not have any rights to use any of the Intellectual Property.

17.11.
No claim under sections 39 to 43 Patents Act 1977 (Right to employees’ inventions, etc.) or section 10 of the Patents Act 2004 (Rights to employees inventions, compensation for inventions etc) and no assertion of any rights under Chapter IV Copyright Designs and Patents Act 1988 (Moral Rights) or their equivalents in any applicable territory have been made in respect of any of the Intellectual Property.

17.12.
All Developed Software is owned by the Company and the source code of, and all programmers’ notes, documentation and drafts relating to, all Developed Software are kept in a secure environment and have not been disclosed to any third party.

17.13.
The Company does not require any Intellectual Property Rights other than the Intellectual Property in order to carry on its business as presently constituted including, but without limitation, the manufacture, use, sale, licence of and support of its products and/or the provision of services to its customers.

17.14.	Full and accurate details of all Third Party Software used by the Company are set out in the Disclosure Letter.
18	Litigation, Offences and Processes
18.1.
Apart from routine debt collection of amounts (not exceeding £5,000 individually or £25,000 in aggregate) due to Company in the ordinary course of business the Company is not engaged in any litigation (whether criminal or civil), arbitration, reference of any dispute or disagreement to an expert or any alternative dispute resolution process and so far as the Seller is aware there are no facts or circumstances likely to give rise to any such litigation, arbitration, reference or alternative dispute resolution process.

18.2.	No injunction has been granted against the Company and the Company has not given any undertaking to any Court or to any third party arising out of any legal proceedings.

18.3.	No unsatisfied judgement is outstanding against the Company.

18.4.	No distress execution or other process has been levied on any asset of the Company nor has any person threatened any such distress execution or other process.

18.5.
The Company is not, and has never been, party to or concerned in any agreement, arrangement, understanding or practice which constitutes a breach of any term or condition of any licence, authorisation, appointment, code or similar instrument applicable to the Company or its business and the Company has not received any notice of any alleged such breach. The Company complies in all material respects with all Official Requirements affecting it and/or the conduct of its business.
19	Insolvency
19.1.
No order has been made and no resolution has been passed for the winding up of the Company or for a provisional liquidator to be appointed in respect of the Company and no petition has been presented and no meeting has been convened for the purpose of winding up the Company.

19.2.
No administration order has been made and no petition for such an order has been presented in respect of the Company nor has an administrator been appointed in respect of the Company, nor has any notice of intention to appoint any such administrator been given, nor have any other steps been taken by any person (including the Seller, the Company or its directors) to appoint any such administrator.

19.3.	No person has appointed or threatened to appoint a receiver (including any administrative receiver) in respect of the Company or any of their respective assets.

19.4.	The Company is not insolvent, or unable to pay its debts within the meaning of section 123 Insolvency Act 1986 and nor has it stopped payment of its debts as they fall due.

19.5.	No voluntary arrangement has been proposed under section 1 Insolvency Act 1986 in respect of the Company.

19.6.	No event analogous to any of the above has occurred in or outside England and Wales.

19.7.	No event analogous to any of the above has occurred in respect of the Seller in or outside England and Wales
20	Grants
The Company has not done or omitted to do or agreed to do or to omit to do anything as a result of which all or any part of any investment or other grant or employment subsidy or similar payment made or due to be made to the Company is or may be liable to be repaid, forfeited or withheld in whole or in part.
21	Special Contracts and Arrangements
21.1.	The Company has not at any time:
21.1.1.	repaid, redeemed or purchased or agreed to repay, redeem or purchase any shares in its share capital or otherwise reduced or agreed to reduce its issued share capital or any class of issued shares;

21.1.2.
directly or indirectly provided any financial assistance (as defined for the purpose of section 151 CA 1985) for the purpose of the acquisition of its shares (including the entering into and completion of this agreement) or shares in any company which was at the relevant time its holding company or for the purpose of reducing or discharging any liability incurred in any such acquisition whether in accordance with section 155 CA 1985 or otherwise; or

21.1.3.
capitalised or agreed to capitalise in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares debentures or other securities any profits or reserves of any description or passed or agreed to pass any resolutions to do so.

22	Transactions with Shareholders or Directors and Others
22.1.
Except for bona fide employment or consultancy contracts with executive directors of the Company in the ordinary course of business, no transactions, contracts or arrangements (including any loan or Guarantee made or given by the Company) have been entered into since incorporation to which the Company is a party in which a shareholder in or director of the Company or any person connected with a shareholder in or director of the Company has been interested whether directly or indirectly.

22.2.
No moneys are owed by the Company to any director of the Company or to the Seller or to any person connected with any such director or the Seller or to any company or partnership in which any of those directors or the Seller are directly or indirectly interested other than as holders of listed securities.

22.3.
The Company has no debts owed to it by its directors or any of them or by the Seller (or by a person connected with any such director or the Seller) or by any company in which the directors of the Company or any of them or the Seller (or any person connected with any of them) are directly or indirectly interested (other than as holders of listed securities) nor do the Seller or the Company’s directors or any of them (or any person connected with any of them) or any such company have any claims against the Company on any account including claims for compensation for loss of office or for unfair dismissal or redundancy payment.

23	Administration
23.1.
There are attached to the Disclosure Letter accurate copies of the Memorandum and Articles of Association of the Company incorporating all amendments made up to and including the date of this agreement.

23.2.	The register of members of the Company contains an accurate record of the members and all former members of the Company and their holdings of shares in the capital of the Company.

23.3.	All mortgages charges and debentures by or in favour of the Company to which section 395 CA 1985 applies have been registered in accordance with the provisions of that section.

23.4.	No direction has been given to the Company under section 28 CA 1985 (Change of name).

23.5.
All returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies and the Department of Trade and Industry by the Company have been correctly and properly prepared and so filed or delivered.

23.6.
All the accounts books ledgers and financial and other material records of whatever kind of the Company are held or stored in means which are under the exclusive ownership and control of the Company, have at all times been properly and accurately kept and completed in all material respects and record all matters required to be entered in them by CA 1985.

24	Competition Matters
24.1.	The Company is not and has never been party to or concerned in any agreement, arrangement, understanding or concerted practice, or any other conduct or practice (unilateral or otherwise) which:
24.1.1.	contravenes the Competition Act 1998 or the Enterprise Act 2002;

24.1.2.
infringes Articles 81 or 82 EC Treaty or any similar provisions of the ECSC, Euratom or EEA Treaties, or any other competition provision of those treaties or enacted under them, including any rule relating to state aid, public procurement or anti-dumping;

24.1.3.	was required to be furnished to the Director General of Fair Trading under the Restrictive Trade Practices Act 1976;

24.1.4.
constitutes a breach of any relevant undertaking, order, assurance or other measure taken under the Fair Trading Act 1973, the Restrictive Trade Practices Act 1976, the Resale Prices Act 1976 or the Competition Act 1980; or

24.1.5.	infringes any competition, anti-trust or equivalent legislation of any other jurisdiction.
24.2.	The Company is not subject to any prohibition, order, condition, undertaking, assurance or similar measure or obligation imposed by or under any of the laws referred to in paragraph 24.1.

24.3.
The Company is not, and has never been, subject to any enquiry, investigation, request for information, notice or other communication (whether formal or informal, and whether or not in writing) by any Relevant Authority under any of the laws referred to in paragraph 24.1.

24.4.	The Seller has no reason to believe that any such action as is mentioned in paragraphs 24.2 or 24.3 will be taken against the Company in relation to any of its current activities.

24.5.
Particulars of any agreements, practices and arrangements to which the Company is a party which are registrable with the Director-General of Fair Trading in the United Kingdom or with the Directorate-General for Competition at the Commission of the European Communities (as the case may be) have been correctly registered.

25	IT Systems
25.1.
Accurate copies of the IT Contracts including but without limitation all the agreements required to use, support, maintain and/ or develop all components of the IT Systems (including all licences, development agreements, software maintenance and support agreements, hardware maintenance agreements, source code escrow agreements and disaster recovery agreements) are attached to the Disclosure Letter.

25.2.
The Company has not breached any of its obligations under any of the agreements referred to in paragraph 25.1, those agreements all remain in force and effective as at the date of this agreement and no notice has been served by any person to terminate any of those agreements.

25.3.	Except as stated in the agreements referred to in paragraph 25.1, the Company is not subject to any restriction in using the IT Systems (whether by way of a technical device or otherwise).

25.4.	The use of the IT Systems by the Company does not infringe the Intellectual Property Rights of any third party.

25.5.
The operation of the IT Systems and the storage, processing and retrieval of all data stored on the IT Systems is under the exclusive control of the Company and any Intellectual Property Rights in that data are owned solely by the Company.

25.6.
The Company has in its possession an up-to-date, useable and complete copy of the source code for all Developed Software together with copies of all programmer’s commentaries and technical documentation required to allow the continuing maintenance and development of that software by the Group Company.

25.7.
The IT Systems have adequate functionality, capability and capacity for the present and foreseeable future requirements of the Company and each part of the IT Systems is compatible with each other part.

25.8.	The IT Systems have operated without material errors or material down-time for the two years immediately prior to the date of this agreement.

25.9.
All support and maintenance agreements relating to the IT Systems have been in force and effective throughout their term and all renewals, charges and other fees have been paid in respect of each of them at the appropriate time and there are no such renewals, charges or fees outstanding or falling due for payment within one month after Completion.

25.10.	The IT Systems have been satisfactorily maintained in accordance with the support and maintenance agreements referred to in paragraph 25.9, copies of which are attached to the Disclosure Letter.

25.11.	The Company is using the most recent version of all Third Party Software.

25.12.
The Company has adequate copies of all user manuals, technical documentation and any other documentation required to operate, maintain and support the IT Systems and is fully licensed to use each of them for those purposes.

25.13.
Disaster recovery plans are in effect to ensure that any part of the functionality of the IT Systems which is critical to the Company can be replaced or substituted within 24 hours in the event of damage to, or destruction of, some or all of the IT Systems and those plans have been successfully tested in the 12 months prior to Completion.

25.14.
Prudent and up-to-date procedures to ensure internal and external security of the IT Systems, (including procedures for taking and storing on-site and off-site back-up copies of computer programs and data, for preventing introduction of viruses into the IT Systems and for the protection of security of data stored on the IT Systems) have been established by the Company, have been complied with in all material respects and so far as the Seller is aware have been effective for those purposes.

25.15.	There are sufficient technically competent and trained employees employed by the Company to ensure proper handling, operation, monitoring and use of the IT Systems.

25.16.	Neither the performance, accuracy nor functionality of the IT Systems has been, is or will be adversely affected by any date values which may reasonably be imputed into and/ or used by the IT Systems.

25.17.	The IT Systems have not been used to hold or process data in any manner which contravenes the DPA 1998.
26	Data Protection
26.1.	Neither the Seller nor the Company has shared the Personal Data with any organisation competing with the business of the Buyer.

26.2.	The Seller will not retain a copy of the Personal Data after Completion.

26.3.	There are no Data Subject access requests outstanding as at Completion in relation to the Personal Data.

26.4.
The Seller and Company may lawfully transfer the Personal Data to the Buyer and the Buyer may lawfully use all the Personal Data for the purposes of its business and the businesses of each members of the Buyer’s Group.

26.5.	The consents held from Data Subjects in relation to the Processing of the Personal Data are valid and up-to-date.

26.6.
There are no outstanding complaints, legal actions, proceedings, assessments, investigations or other queries outstanding from any party including Data Subjects and The Office of the Information Commissioner in respect of the Processing of the Personal Data by the Seller or the Company.

26.7.
Neither the Company nor any of its directors, employees or Data Processors (as defined from time to time in DPA 1998) has acted, or omitted to act, in any way which may constitute a breach of DPA 1998.

26.8.
The Company has maintained, and continues to maintain as at Completion, a valid, accurate and up-to-date notification of the purposes for which it Processes Personal Data with The Office of the Information Commissioner.

26.9.	Neither the Seller nor the Company has transferred the Personal Data outside the European Economic Area without having complied fully with the DPA and, in particular, Schedule 8 DPA 1998.
27	Freedom of Information Act

27.1.	The Company has complied with all obligations imposed on it by the Freedom of Information Act 2000 and any regulations made under it.

27.2.
No Decision Notices, Enforcement Notices or Information Notices have been made against the Company by the Information Commissioner or, if any have been made, then no responses, or any steps to be taken, are outstanding.

27.3.
There are no current and/or outstanding Freedom of Information Act requests for information made in respect of which the Company has not fully complied or which are subject to question, complaint or appeal.

27.4.	The Company has not received any Freedom of Information Act requests for information at any point within the last 4 months.
28	Effect of this Agreement
28.1.	The execution and delivery of, and compliance with the terms of, this agreement does not and will not of itself:
28.1.1.
result in a breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is a party or any provision of the Memorandum or Articles of Association of the Company or any lease, contract, order, judgement, award, injunction, regulation or other Encumbrance, restriction or obligation by which any asset of the Company is bound or subject;

28.1.2.
relieve any person from any material contractual obligation to the Company or enable any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right whether under an agreement with or otherwise in respect of the Company;

28.1.3.	result in the creation, imposition, crystallisation or enforcement of any Encumbrance on any of the Sale Shares or on any of the assets of the Company; or

28.1.4.	result in any present or future indebtedness, imposition, crystallisation or enforcement of any Encumbrance on any of the Sale Shares or any of the assets of the Company.

PART 2 — TAX WARRANTIES
1	Returns Notices and Records
1.1.
All accounts, computations notices and returns required to be made or submitted by the Company to any Tax Authority and all notices and information required to be given by the Company to any Tax Authority (including all returns and other documents or information in respect of PAYE and National Insurance) have been properly and duly prepared and punctually made submitted or given by the Company and are up-to-date and correct.

1.2.
There are attached to the Disclosure Letter copies of the corporation tax computations and returns of the Company (together with copies of all assessments and correspondence with the HMRC relating to them) in respect of the period since incorporation of the Company and ended on the Accounts Date.

1.3.
The Company is not nor, in the period of three years ended on the date of this agreement, has the Company been, in dispute with or subject to any visit, audit, enquiry, investigation, discovery or access order by any Tax Authority (other than routine enquiries concerning the corporation tax computations of the Company, all of which have been resolved) and there are no facts or circumstances likely to give rise to or be the subject of any such dispute, enquiry or investigation.

1.4.
All statements and disclosures made to any Tax Authority in connection with any provision of Tax Legislation were when made complete and accurate and the Company has been concerned in any transaction to which any of the following provisions have been or will be applied:

1.4.1.	sections 135 to 137 (inclusive) TCGA 1992;

1.4.2.	sections 219 to 229 (inclusive) ICTA 1988;

1.4.3.	sections 703 and 704 ICTA 1988;

1.4.4.	section 776 ICTA 1988;

1.4.5.	sections 779 to 786 (inclusive) ICTA 1988;

1.4.6.	section 139 TCGA 1992; and

1.4.7.	section 192 TCGA 1992 and sections 213 to 218 (inclusive) ICTA 1988.
2	Payment of Tax
2.1.
The Company has duly and punctually paid all Tax to the extent that it ought to have been paid and has not in the last three years paid or become liable to pay any penalty or interest charged by virtue of the provisions of any Tax Legislation.

2.2.	There are set out in the Disclosure Letter details of quarterly payments of corporation tax made on account and, to the best of the Seller’s knowledge,

information and belief those payments were when made and remain for the correct amount.

2.3.
The Company has not during the period of three years ending on the date of this agreement relied on any formal or informal unpublished concession dispensation or practice which affects the amount of Tax chargeable on the Company or which purports to modify or provide exemption from any obligation to make or submit any computation notice or return to any Tax Authority.

3	Accounts
3.1.
The provision or reserve for Tax in the Accounts is sufficient to cover all liabilities of the Company for Tax as at the Accounts Date and all Tax for which the Company may after the Accounts Date become or have become liable in respect of or by reference to:

3.2.	any income profits or gains for any period which ended on or before the Accounts Date;

3.3.	any distributions made on or before the Accounts Date or provided for in the Accounts; or

3.4.	any Event occurring on or before the Accounts Date.

3.5.	All claims, disclaimers, elections, appeals or applications which the Company has made or is entitled to make in respect of Tax are set out or referred to in the Disclosure Letter.
4	Events Since the Accounts Date
4.1.	None of the following Events has occurred since the Accounts Date:
4.1.1.	an acquisition, disposal or revaluation of any intangible fixed asset (within the meaning of Schedule 29 Finance Act 2002);

4.1.2.	a deemed (as opposed to an actual) acquisition disposal or supply of assets goods services or business facilities;

4.1.3.	a disposal or supply of assets goods services or business facilities by the Company for a consideration which is treated for the purposes of Tax as greater than the actual consideration;

4.1.4.	an acquisition by or supply to the Company of assets goods services or business facilities for a consideration which is treated for the purposes of Tax as less than the actual consideration;

4.1.5.	a distribution within the meaning given by Part VI ICTA 1988 (company distributions, tax credits etc.) or within section 418 ICTA 1988 (expenses treated as distributions);

4.1.6.	an Event which results in the Company being liable for Tax for which it is not primarily liable;

4.1.7.	an Event in respect of which a Tax Liability arises as a result of a failure by the Company to withhold, deduct or account for Tax;

4.1.8.	an Event giving rise to a liability under Part XVII ICTA 1988 (tax avoidance); or

4.1.9.	an Event giving rise to a balancing charge.
4.2.	In this paragraph 4 “business facilities” means business facilities of any kind including a loan of money or a letting, hiring or licensing of any tangible or intangible property.
5	Continuity of Trade
5.1.	As at the Accounts Date the Company did not have any trading losses or surplus advance corporation tax available for carry forward.

5.2.	Within the period of three years ending on the date of this agreement:
5.2.1.	the Company has not discontinued any trade or business or made a major change in the nature or conduct of a trade or business carried on by it;

5.2.2.	the scale of activities in any trade carried on by the Company has not become small or negligible; and

5.2.3.	no change in ownership of the Company has taken place.
5.3.	In this warranty 5 references to “the Company” include any predecessors to the Company (within the meaning of section 343 ICTA 1988).
6	Deductions and Withholdings

7
The Company has made all deductions and withholdings in respect of, or on account of, any Tax (including amounts required to be deducted under the PAYE and National Insurance systems) from any payments made by it which it is obliged or entitled to make and (to the extent required to do so) has accounted in full to the relevant Tax Authority for all amounts so deducted or withheld.

8	Distributions
8.1.	The Company has not made or agreed to make any repayment of share capital to which section 210(1) ICTA 1988 (bonus issue following repayment of share capital) applies.

8.2.
The Company has not issued or agreed to issue any share capital as paid up otherwise than by receipt of new consideration within the meaning of Part VI ICTA 1988 (company distributions, tax credits etc).

8.3.
The Company has not in the period of three years ending on the date of this agreement made (nor is it deemed to have made during that period) any distribution within the meaning of ICTA 1988 except dividends properly authorised and disclosed in its audited accounts.

9	Close Company

9.1.
The Company is a close company (within the meaning of section 414 ICTA 1988) and has never made or been deemed to have made a distribution for the purposes of Part XI of ICTA 1988 except for dividends shown in its statutory accounts.

10	Loan Relationships
10.1.
No liability to Tax or non-trading deficit would arise from the loan relationships to which the Company is party being repaid to the extent of the amounts shown in respect of those loan relationships in the books of the Company at the date of this agreement.

10.2.	The Company is not the debtor pursuant to any loan relationship:
10.2.1.	which has an unallowable purpose within the meaning of paragraph 13, Schedule 9 Finance Act 1996 (loan relationships for unallowable purposes);

10.2.2.	to which paragraph 11 or paragraph 11A of that schedule applies (transactions not at arms’ length);

10.2.3.	to which paragraph 2 of that schedule (late interest) applies or has applied; or

10.2.4.	to which any of sections 92 (convertible securities etc), 93 or 93A (relationships linked to the value of chargeable assets) or 94 (indexed gilt-edged securities) Finance Act 1996 apply.
11	Capital Gains
11.1.
The sum which would be allowed as a deduction from the consideration under section 38 TCGA 1992 (acquisition and disposal costs etc) of each asset of the Company (other than trading stock) if disposed of on the date of this agreement:

11.1.1.
would not be less than (in the case of an asset held on the Accounts Date) the book value of that asset shown or included in the Accounts or (in the case of an asset acquired since the Accounts Date) an amount equal to the consideration given for its acquisition; and in particular

11.1.2.
would not be treated or deemed for the purposes of Tax to have been reduced by reason of any claim made under sections 152 (roll-over relief) 153 (assets only partly replaced), 165 (relief for gifts of business assets) or 175 (group rollover) TCGA 1992 or by reason of the operation of section 17 (disposals and acquisitions treated as made at market value), or sections 126 to 140 (re organisation of share capital, conversion of securities, etc.) TCGA 1992.

11.2.	No transaction has been entered into by the Company to which the provisions of section 18 TCGA 1992 (transactions between connected persons) has been or could be applied.

11.3.	The Company does not own any depreciating asset in respect of which a held-over gain may accrue under sections 154(2) and/or 175(3) TCGA 1992.
12	Capital Allowances
12.1.
No balancing charge in respect of any capital allowances claimed or given would arise if any asset of the Company (or, where computations are made for capital allowances purposes for pools of assets, all the assets in that pool) were to be realised for a consideration equal to the amount of their book value as shown or included in the Accounts (or, in the case of any asset acquired since the Accounts Date, for a consideration equal to the consideration given for the acquisition).

12.2.	There has not since the Accounts Date been a net reduction in the aggregate tax written down value of the Relevant Assets of the Company. For the purposes of this warranty:
13	(a) it shall be assumed (whether or not this is in fact the case) that:
14	(i) the books of the Company are fully up to date; and

15	(ii) no claim for capital allowances has yet been made in respect of any period ending on or after the Accounts Date;
16	(b) ‘Relevant Assets’ means capital assets in respect of which allowances have been or could be claimed under Capital Allowances Act 2001 or subsequent Finance Acts.
17	Secondary Liability
17.1.
To the best of the Seller’s knowledge information and belief no Event has occurred in consequence of which the Company is or may be held liable to pay or bear any tax which is primarily chargeable against or attributable to some person firm or company other than the Company.

18	Stamp Duty, Land Tax, Stamp Duties etc
18.1.
No land transaction return has been made since the Accounts Date or is outstanding and the Company will not be required to make any land transaction return (including any further or amending return) in respect of any Relevant Property.

18.2.
The Company is not nor, to the best of the knowledge, information and belief of the Seller will it become, liable to pay any SDLT (or further SDLT) after Completion in respect of any Relevant Property.

18.3.	The Company has duly paid all stamp duty or transfer duty (whether in the United Kingdom or elsewhere) for which it is or has been or may be made liable and without limitation:
18.3.1.	all documents in the enforcement of which the Company is or may be interested have been duly stamped; and

18.3.2.	there are no documents outside the United Kingdom which if they were brought into the United Kingdom would give rise to a liability to stamp duty payable by the Company.
18.4.
The Company has duly paid all stamp duty reserve tax for which it is or has become liable and has not been party to any transfer of chargeable securities (within the meaning of section 99 Finance Act 1986) in respect of which the Company could become liable to pay any stamp duty reserve tax.

18.5.
The Company is not liable to any penalty in respect of any stamp duty, or stamp duty reserve tax nor are there any circumstances or transactions in which the Company is or has been a party which may result in the Company becoming liable to such penalty.

18.6.
The Company has not in the period of six years ending on the date of this agreement been party to any transaction in respect of which exemption or relief has been claimed from stamp duty or SDLT, whether under section 42 Finance Act 1930, section 151 Finance Act 1995, any of sections 75 to 77 Finance Act 1986, Schedule 7 Finance Act 2003 or otherwise.

18.7.	In this warranty 14 references to:
18.7.1.	“liability” includes any liability which is uncertain, unascertained, deferred and /or contingent (and “liable” shall be construed accordingly);

18.7.2.	“land transaction return” includes any self-certificate;

18.7.3.	“Relevant Property” means the Property and any real or leasehold property in which any time on or before Completion the Company has had or will have any interest, including any leasehold interest; and

18.7.4.	“SDLT” means stamp duty land tax.
19	Transactions with Associated Persons
19.1.	The Company has not in the period of three years ending on the date of this agreement been party to any non-arms length transaction.

19.2.
The Company has not in the period of three years ending on the date of this agreement entered into or been party to any transaction (including any loan) to which the provisions of Schedule 28AA of ICTA 1988 (provision not arm’s length) have applied or could apply.

20	Anti-Avoidance
20.1.
The Company has not in the period of three years ending on the date of this agreement been party to or otherwise involved in any scheme or arrangement the main purpose or one of the main purposes of which was to avoid Tax.

20.2.	The Company is not nor has it ever been party to any arrangements, transaction or series of transactions which:

20.2.1.	involve or include any notifiable arrangement as defined in section 306 Finance Act 2004 and the associated Tax Avoidance Schemes (Prescribed Descriptions of Arrangements) Regulations 2004; or

20.2.2.
it has or may become liable to notify to the Commissioners of Customs & Excise by virtue of section 58A and Schedule 11A of VATA 1994 (disclosure of avoidance schemes) and the associated Value Added Tax (Disclosure of Avoidance Schemes) Regulations 2004 and Value Added Tax (Disclosure of Avoidance Schemes) (Designation) Order 2004.

21	Value Added Tax
21.1.
The Company is registered for VAT in the United Kingdom under Schedule 1 VATA 1994 and has not at any time in the last six years been treated as (nor applied to be) a member of a group of companies for VAT purposes.

21.2.	The Company is not registered (nor required to be registered) for local VAT or its equivalent in any State other than the United Kingdom.

21.3.
The Company has retained in its possession all VAT records, invoices and other necessary documents required to be preserved by VATA 1994 and all applicable regulations and orders and all such records, invoices and documents are up-to-date, complete and accurate.

21.4.	The Company is a taxable person for VAT purposes and has fully maintained complete, correct and up-to-date records, invoices and other necessary documents.

21.5.	The Company has not in the last three years been:
21.5.1.	subject to any penalty or liability under any of sections 60 to 63 (inclusive), 65 or 67 to 69 (inclusive) VATA 1994;

21.5.2.	subject to any penalty or liability nor been given any penalty liability notice within section 64 VATA 1994 (repeated misdeclarations);

21.5.3.	given any surcharge liability notice within sections 59 or 59A VATA 1994;

21.5.4.	given a notice within section 66 VATA 1994;

21.5.5.	given a warning within section 76(2) VATA 1994; or

21.5.6.	required by HMRC to give any security.
21.6.	In respect of each VAT quarter ending after the Accounts Date:
21.6.1.
No credit for input tax of the Company has been or, to the best of the Seller’s knowledge, information and belief, will be prevented or disallowed in whole or in part by reason of section 26A VATA 1994 (disallowance of input tax where consideration not paid);

21.6.2.	The Company has not made any exempt supplies in consequence of which it has been or will be unable to obtain credit for all input tax paid by it.
21.7.	No circumstances exist whereby the Company would or might become liable for value added tax under the provisions of sections 47 (agents etc.) or 48 (tax representatives) VATA 1994.

21.8.	The Company has not made nor is it otherwise bound by any election made under paragraph 2 of schedule 10 VATA 1994.

21.9.
The Company has not made any exempt supplies in consequence of which it is or will be unable to obtain credit for all input tax paid by it during any value added tax quarter ending after the Accounts Date.

21.10.

21.11.
The Company has not been party to a transaction to which Article 5 Value Added Tax (Special Provisions) Order 1995 (transfer of business as a going concern) has (or has purported to have been) applied.

21.12.	No asset of the Company is a capital item, the input tax on which could be subject to adjustment in accordance with the provisions of Part XV Value Added Tax Regulations 1995.

21.13.	The Company has no interest in any new or uncompleted buildings or civil engineering works within the meaning of Group 1 Schedule 9 VATA 1994.

21.14.	The Company has not been engaged in any transaction which has resulted or could result in the Company being treated as making any supply to itself for value added tax purposes.
22	Duties

23
All Tax payable on the importation of goods and all customs and excise duties payable to H M Customs & Excise in respect of any assets (including trading stock) imported or owned by the Company have been paid in full.

24	Groups
24.1.	The Company is not and has never been a member of any group of companies.
25	Deductions
25.1.
The Company has not in the last three years made any payment or incurred any liability to make any payment of a revenue nature which could be disallowed as a deduction in computing the taxable profits of the Company or as a charge on the Company’s income.

25.2.
In respect of each intangible fixed asset (within the meaning of Schedule 29 Finance Act 2002) acquired, created or enhanced on or after April 1, 2002 and held by the Company on the Accounts Date (or acquired, created or enhanced after the Accounts Date and before Completion), the Disclosure Letter sets out details of:

25.2.1.	the aggregate expenditure on that asset;

25.2.2.	the amount of that expenditure in respect of which a debit for Tax purposes has already been obtained or claimed in relation to periods ended on or before the Accounts Date; and

25.2.3.	the net balance of that expenditure remaining (if any) in respect of which the Company has not yet made any claim for a debit.
26	Inheritance Tax
26.1.
The Company is not nor will it become liable to be assessed to inheritance tax as donor or donee of any gift or as transferor or transferee of value (actual or deemed) nor as a result of any disposition chargeable transfer or transfer of value (actual or deemed) made by or deemed to be made by any other person.

26.2.	There is no unsatisfied liability to capital transfer tax or inheritance tax attached or attributable to the assets of the Company and such assets are not subject to an Inland Revenue charge.

26.3.
To the best of the knowledge, information and belief of the Seller, no person has the power under section 212 Inheritance Tax Act 1984 (powers to raise tax) to raise any inheritance tax by sale or mortgage of or by a terminable charge on any of the Company’s assets or shares.

27	Foreign Connections
27.1.
No transaction described in section 765 (1) ICTA 1988 (migration, etc of companies) or 765A ICTA 1988 (movements of capital between residents of member States) has been carried out or proposed by or in relation to the Company.

27.2.	The Company has never been resident outside the United Kingdom for the purposes of any Tax Legislation.

27.3.
The Company has not (and in the period of three years ending on the date of this agreement has not had) any branch, agent or permanent establishment (within the meaning of the OECD Model Double Taxation Agreement) outside the United Kingdom.

27.4.	The Company has not and has not in the last seven years had any interest in:
27.4.1.	a controlled foreign company within the meaning of section 747 ICTA 1988 (imputation of chargeable profits and creditable tax of controlled foreign companies); or

27.4.2.	a material interest in an offshore fund within the meaning of Chapter V of Part XVII ICTA 1988.
27.5.	The Company has not been (nor is it liable to be) assessed to Tax as the permanent establishment, agent or representative of any person not resident in the United Kingdom.

28	Share and Bonus Schemes
28.1.
None of the consideration for the sale of the Sale Shares to the Buyer will be treated as income in respect of which PAYE and/or National Insurance will have to be accounted (whether by the Buyer, the Company or any other person).

28.2.
Except for the grant of options to the B Shareholders under the Enterprise Management Incentive Scheme (details of such grants being fairly disclosed in the Disclosure Letter) the Company has not established (nor is it a participant in) any bonus, share option, profit related pay or other scheme or arrangement, whether or not approved by the Inland Revenue, for the benefit of its current or former officers or employees or any of them.

28.3.	No employee or officer (or former employee or officer) of the Company:
28.3.1.	has since the Accounts Date exercised or surrendered any share options;

28.3.2.
at the date of this agreement holds any unexercised share options the exercise or future exercise or surrender of which may result in a liability for the Buyer, the Company or any other person to account for PAYE and/or National Insurance.

No reportable event (within the meaning of section 421K Income Tax (Earnings and Pensions) Act 2003) has occurred on or after April 6, 2003.

SCHEDULE 5
PROVISIONS FOR THE PROTECTION OF THE SELLER
1	Introduction and Purpose
1.1.
This schedule 5 together with Article 4 (Indemnification limitations; Escrowed funds) of the Joint Issues Agreement contain provisions intended to limit the liability of the Seller under the Warranties and, where referred to, the Tax Covenant and the covenants to pay under clause 13.

1.2.	In this schedule 5:
“Claim” means any claim which would (but for the provisions of this schedule 5) be capable of being made against the Seller in respect of any liability under the Warranties (“a Warranty Claim”) any Indemnity Claim and any Covenant Claim;
“Covenant Claim” means any claim which would (but for the provisions of this schedule 5) be capable of being made against the Seller in respect of any liability under the Tax Covenant;
“Indemnity Claim” means any claim which would (but for the provisions of this schedule 5) be capable of being made against the Seller in respect of any liability under the covenants to pay in clause 13;
“IP Claim” means a claim which would (but for the provisions of this schedule 5) be capable of being made against the Seller in respect of any liability under the Warranties which relate to Intellectual Property and/or Intellectual Property Rights; “Relevant Assets” means any premises, chattels, accounts, documents and records which are relevant to a Claim and are within the power, possession or control of the Buyer and/or the Company;
“Relevant Third Party Claim” means any claim by a third party against the Company and/or the Buyer which will or may give rise to a Claim;
“Relevant Third Party IP Claim” means any claim by a third party against the Company and/or the Buyer which will or may give rise to an IP Claim;
“Third Party Recovery Right” means any right to which the Buyer or the Company is or becomes entitled (whether by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party any sum in respect of any loss, damage or liability which is or may be the subject of a Claim; and
“Third Party IP Recovery Right” means any right to which the Buyer or the Company is or becomes entitled (whether by way of payment, discount, credit, set off, counterclaim or otherwise) to recover from any third party any sum in respect of any loss, damage or liability which is or may be the subject of an IP Claim
2	Exclusion of Certain Warranty Claims
2.1.	No Warranty Claim shall be made by the Buyer against the Seller and the Seller shall have no liability to the Buyer thereunder in respect of any liability:

2.1.1.
paid or satisfied on or before Completion to the extent reflected in the Completion Accounts PROVIDED THAT this exclusion shall apply only where the Seller has made payment in full to the Buyer of any sums due to the Buyer pursuant to clause 6.1 of this agreement;

2.1.2.
to the extent to which it was taken into account in computing the NAV (including by the making of any provision or reserve in the Completion Accounts) or in respect of any matter or liability which was fairly disclosed or noted in the Completion Accounts PROVIDED THAT this exclusion shall apply only where the Seller has made payment in full to the Buyer of any sums due to the Buyer pursuant to clause 6.1. of this agreement;

2.1.3.	which is fairly disclosed in or under the Disclosure Letter;

2.1.4.
if it would not have arisen but for an act, omission or transaction of the Buyer or the Company after Completion outside the ordinary course of business and otherwise than under a legally binding commitment of the Company created before Completion and the Buyer was or ought reasonably to have been aware that such act, omission or transaction would give rise to grounds for making a Claim;

2.1.5.
resulting from or incurred by a change after Completion in the accounting policies or practices of the Buyer or the Company unless the policy or practice adopted by the Company prior to Completion was unlawful or not in accordance with UK GAAP ;

2.1.6.	to the extent that it arises or is increased as a result of or is otherwise attributable to:
2.1.6.1.	any change in or introduction of new law;

2.1.6.2.	any change in the rates of Tax; or

2.1.6.3.	any change or withdrawal by any authority of any published administrative practice;
in each case announced or taking effect after Completion;
2.1.7.
to the extent to which it would not have arisen or would have been reduced (to the extent of the relevant reduction) or eliminated but for the failure or omission on the part of the Company or the Buyer to do anything under the provisions of any legislation after Completion the making giving or doing of which was taken into account in computing any provision in the Completion Accounts or the Accounts (each “an Action”) PROVIDED AND TO THE EXTENT that full details of such Action (together with the time limits therefore) have been set out in full in the Disclosure Letter;

2.1.8
to the extent that loss or liability is recoverable under a policy of insurance of any member of the Buyers’ Group at no cost to the Buyer or the Company or in circumstances where there is such a cost or increased cost attributable to the making of a claim under such policy which would not otherwise have been incurred conditional upon the Seller reimbursing to the Buyer (for itself and on behalf of each member of the Buyer’s Group on demand and from time to time each and all such costs (including but without limitation increased premiums deductibles and self insured payments) which flow from such recovery (not exceeding an amount equivalent to the aggregate of such costs for the next succeeding 3 years)

3	Financial Limitations
3.1.	The Seller shall not be liable in respect of any Warranty Claim unless:
3.1.1.	the amount of that Warranty Claim is for or exceeds £28,000; and

3.1.2.
the amount of that Warranty Claim, together with (i) the aggregate amount of all other single Warranty Claims of £28,000 or more and (ii) all claims under the PIPS Inc Agreements (if any) of US $25,000 or more in relation to Article 4 Claims as such expression is defined in the Joint Issues Agreement) exceeds in aggregate £280,000 whereupon the Seller shall be liable for the full amount of all such Warranty Claims

4	Mitigation, Quantification of Loss
4.1.
If the Seller shall have made any payment in respect of a Warranty Claim and the Company shall receive a benefit or refund which the Seller can demonstrate was not taken into account in computing the liability of the Seller in respect of that Warranty Claim and would have reduced that liability had it been taken into account, then unless payment of that benefit or refund has already been made by the Buyer to the Seller under paragraph 4 of this schedule 5, the Buyer shall forthwith repay to the Seller a sum corresponding to that benefit or refund as the case may be.

4.2.	Nothing contained in this agreement shall have the effect of relieving the Buyer or the Company from any common law duty to mitigate any loss or damage suffered by it.

4.3.
The Seller shall not be liable more than once in respect of any loss, damage or liability, whether by reason of a Warranty Claim, an Indemnity Claim or also a Covenant Claim being made or otherwise, so that any amount paid under the Warranties shall reduce the amount otherwise payable under the Tax Covenant or the covenants to pay in clause 13 of this agreement in respect of the same matter by that amount and vice versa..

5	Time Limits
5.1.
No Claim shall be brought by the Buyer or the Company unless notice in writing of that Claim (specifying in reasonable detail with supporting evidence the event, matter or default which gave rise to the Claim and an estimate of the amount claimed) has been given to the Seller:

5.1.1.	in the case of a Covenant Claim or a Warranty Claim under any of the Tax Warranties, within seven years after Completion; or

5.1.2.	in the case of an IP Claim or an Indemnity Claim, within six years after Completion;

5.1.3.	in any other case, within 18 months after Completion.
5.2.
Any such Claim which has been made shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn 12 months after the date it was made unless court proceedings in respect of it have then been commenced against the Seller, or the Seller and the Buyer have agreed in writing to extend that 12 month period, in which case this paragraph 5.2 shall apply to that Claim with the substitution of that extended period (and for this purpose court proceedings shall not be deemed to have been commenced unless they have been both issued and served on the Seller).

5.3.
Nothing in this schedule 5 shall prevent the Buyer from amending or amplifying any Claim at any time after its initial notification in accordance with this paragraph 5 in the light of further information obtained or received by or on behalf of the Buyer.

6	Conduct of Claims by and Recovery from Third Parties
6.1.
This paragraph 6 does not apply to regulate the conduct of Claims in relation to Tax but it applies to regulate the conduct of all other Claims as set out below. All Claims or potential Claims in relation to Tax (whether under the Tax Warranties or otherwise) shall be conducted in accordance with paragraph 11 of the Tax Covenant. For the purposes of this paragraph 6 an “Opinion” shall mean opinion of a leading counsel agreed upon by the Seller and the Buyer or (in the absence of such agreement) the opinion of counsel of not less than 10 years standing nominated on the application of the Seller by the Chairman of the Bar Council or failing such nomination by the President of the Law Society has been obtained by the Seller to the effect that (i) in respect of a Relevant Third Party Claim, such Claim will on the balance of probabilities be successfully defended by the relevant member of the Buyer’s Group (as enlarged by the acquisition of the Company) and that the action requested by the Seller is appropriate or (ii) where the Seller is requesting the Buyer to pursue a Third Party Recovery Right that the Third Party Recovery Right will, on the balance of probabilities be successfully pursued.

6.2.	In relation to Relevant Third Party IP Claims and Third Party IP Recovery Rights:-
6.2.1.	the Buyer shall notify the Seller in writing as soon as reasonably practicable upon becoming aware of any Relevant Third Party IP Claim and/or Third Party IP Recovery Right;

6.2.2.
the Seller and the Buyer shall in good faith co-operate with each other in relation to the Relevant Third Party IP Claim with a view to any possible mitigating defence or other commercially acceptable action to minimise the risk of litigation. For the avoidance of doubt the Buyer shall be entitled (and from time to time) to seek counsel’s opinion on any matter the subject of the Relevant Third Party IP Claim or Third Party IP Recovery Right and the Seller shall procure that the Buyer has sufficient information to prepare full detailed and accurate instructions to counsel to advise within the timescale required by the Buyer (acting reasonably);

6.2.3.
the Seller shall not be entitled to require the Company or the Buyer to initiate proceedings or himself initiate proceedings before any court, tribunal or other competent body under any powers of delegation conferred by this paragraph 6.2;

6.2.4.
subject to the Seller indemnifying and securing (and keeping indemnified and secured including but without limitation by recourse to the Total Retention) the Buyer and the Company to the reasonable satisfaction of the Buyer the Buyer shall take and procure that the Company takes in relation to any Relevant Third Party IP Claim or Third Party IP Recovery Right such action as the Seller may reasonably require in relation thereto:-

6.2.4.1.	to avoid, resist, mitigate, compromise, defend or appeal against any Relevant Third Party IP Claim; or

6.2.4.2.	to enforce any Relevant Third Party IP Recovery Right;
and the Buyer shall not (and shall procure that the Company shall not) in relation to any IP Claim accept pay or compromise any Relevant Third Party IP Claim or Third Party IP Recovery Right without the prior agreement of the Seller which he shall not unreasonably withhold or delay or grant subject to unreasonable conditions.
6.2.5.
on the written request of the Seller the conduct of any legal proceedings arising out of any Relevant Third Party IP Claim (“Proceedings”) shall be delegated to the Seller and for this purpose the Buyer shall and shall procure that the Company shall give all such assistance as the Seller may reasonably require and shall appoint such lawyers and professional advisers as the Seller (acting reasonably) may nominate to act on behalf of the Buyer or the Company in accordance with the Seller’s instructions.

6.2.6.	the rights given to the Seller under paragraphs 6.2.4 and 6.2.5 above are subject to and conditional upon the following:-
6.2.6.1.
unless an Opinion has been obtained the Buyer shall not be bound by paragraphs 6.2.4 and/or 6.2.5 (as the case may be) above to the extent that it is of the reasonable opinion (on the basis of facts and matters explained to the Seller) that the probable consequence of any such requirements or actions would adversely affect the conduct of the business of any member of the Buyer’s Group to a material extent PROVIDED ALWAYS that the Buyer shall not be obliged to take any form of action involving a customer of or a licensor to the Company or any other member of the Buyer’s Group;

6.2.6.2.
the Seller must keep the Buyer fully and promptly informed of (a) all communications and interactions concerning the Relevant Third Party IP Claim or Third Party IP Recovery Right and/or (b) the Proceedings (as the case may be), shall provide the Buyer with copies of all material correspondence and documentation relating to the Relevant Third Party IP Claim and/or Third Party IP Recovery Right, shall consult the Buyer on any matter which is likely to be material in relation to any of them and shall take account of all reasonable requirements of the Buyer in relation to any of them and shall comply fully with the standard policies and procedures from time to time applying to members of the Buyer’s Group to the extent that they are not inconsistent with the other provisions of this paragraph 6;

6.2.6.3.
the Seller must not make any settlement or compromise of the Relevant Third Party IP Claim or Third Party IP Recovery Right, whether the subject of Proceedings or not, or agree to any matter in the conduct thereof which may affect the amount of the liability in connection with such Relevant Third Party IP Claim or the amount of the Third Party IP Recovery Right without the prior approval of the Buyer, such approval not to be unreasonably withheld.

6.2.6.4.
in the event of the Buyer acting unreasonably in refusing approval of such settlement or compromise, the Seller shall have no liability in respect of any Claim arising therefrom in excess of the figure at which they could have settled or compromised the Relevant Third Party IP Claim or Third Party IP Recovery Right and the Buyer shall be liable for any costs incurred since the proposed date of settlement or compromise.

6.3.
Without prejudice to the foregoing the Seller shall cease to be entitled to exercise any of the rights under paragraphs 6.2.4 and/or 6.2.5 and to have the conduct of the Proceedings in circumstances where:-

6.3.1.	aggregate professional costs (including legal and accountancy fees and the fees of patent agents and other experts) reach US $750,000 ;or

6.3.2.
the Seller ceases to be employed by or contracted under a contract for services to the Company or any other member of the Buyer’s Group (which the parties will negotiate in good faith) by reason of termination for misconduct or otherwise for cause by the Company or such member or by reason of his voluntary resignation or his voluntary termination.

6.4.	Without limitation to and subject always to paragraph 6.2 the Buyer:
6.4.1.
shall notify the Seller in writing as soon as reasonably practicable upon becoming aware of any Relevant Third Party Claim and/or Third Party Recovery Right. Failure to give such notice or any delay in so doing shall not prevent the Buyer from making a valid Claim. The Buyer (a) shall in relation to a Third Party Claim consult with the Seller with respect to any possible mitigating action or defence to the Relevant Third Party Claim or any possible Third Party Recovery Right in relation to the Relevant Third Party Claim and (b) shall in relation to any Third Party Recovery Right consult with the Seller with respect to exercising or otherwise securing the benefit of such Third Party Recovery Right and shall in each case take fully into account the reasonable representations of the Seller in relation to the appropriate action to take provided that:

(a)
such representations are provided without unreasonable delay and in any event sufficiently ahead of any relevant time limits notified to the Seller as to enable the requested action still to be capable of being taken; and

(b)	such representations do not involve action which would have a material adverse effect on the business of the Buyer or any member of the Buyer’s Group (as enlarged by the acquisition of the Company);
6.4.2.
has the right to require the Seller to indemnify and secure the Buyer and the Company to the reasonable satisfaction of the Buyer in relation to any action taken by them as a result of the representations of the Seller. The conduct of the Relevant Third Party Claim or a claim or potential claim relating to the Third Party Recovery Right (any such Relevant Third Party Claim or a claim or potential claim relating to the Third Party Recovery Right being referred to as a “Potential Claim”) shall, however, be controlled by the Buyer;

6.4.3.
shall be obliged to comply with the representations of the Seller where provisos (a) and (b) of paragraph 6.4.1 above are satisfied or, in a case where proviso (b) is not satisfied an Opinion has been obtained , including to the effect that the action requested by the Seller is appropriate

PROVIDED ALWAYS that the Buyer shall not be obliged to take any form of action involving a customer of or a licensor to the Company or any other member of the Buyer’s Group;

6.4.4.
shall ensure that the Seller is kept promptly and properly informed of any actual or proposed developments in the Potential Claim which are or may reasonably be considered to be material, including providing the Seller with copies of all material correspondence and documentation relating to the Potential Claim and the Seller shall provide to the Buyer such assistance as the Buyer reasonably requests in relation to the conduct of such Potential Claim;

6.5.
If any sum is recovered by the Buyer or the Company from a third party under a Third Party Recovery Right, any Claim (other than under the Tax Covenant) in respect of any loss, damage or liability to which that sum relates shall be reduced (without prejudice to any other limitations on the liability of the Seller referred to in this schedule 5) by the amount of the sum recovered from the third party after deducting from it all reasonable costs, charges and expenses incurred and not recovered by the Buyer, any member of the Buyer’s Group or the Company (as the case may be) in recovering that sum from the third party.

6.6.
If the Seller has paid an amount in respect of a relevant Claim (other than under the Tax Covenant) which exceeds the amount of that Claim as reduced by paragraph 6.5 above, the Buyer shall forthwith repay to the Seller the amount of the excess.

7	Successful Claims Deemed to Constitute a Reduction in Consideration

The satisfaction by the Seller of any Claim shall be deemed to constitute an equivalent reduction in the Consideration payable by the Buyer for the sale of the Sale Shares.

8	Tax Warranties

The provisions of paragraph 2 of the Tax Covenant shall apply to limit the liability of the Seller under the Tax Warranties as if the matter, liability or thing that would otherwise give rise to that liability were a Tax Liability as defined in the Tax Covenant.

SCHEDULE 6
COMPLETION PROVISIONS
PART 1 — COMPLETION OBLIGATIONS
1	Seller’s Obligations
1.1.	On Completion, in accordance with clause 7, the Seller shall:
1.1.1.
(to the extent not previously provided) provide evidence of the satisfaction of such of the Conditions as are to be fulfilled by him (unless and to the extent duly waived) in form and substance reasonably acceptable to the Buyer;

1.1.2.
deliver to the Buyer or (in the case of the items specified in paragraphs 1.1.2.9 and 1.1.2.10) make available for collection by the Buyer or authorised representatives of the Buyer (to the extent not previously delivered or provided):

1.1.2.1.	transfers in respect of the Sale Shares duly executed and completed in favour of the Buyer or as the Buyer may direct;

1.1.2.2.	certified copies of the duly executed transfers of the B Shares in favour of the Seller;

1.1.2.3.	a certified copy of the duly executed share purchase agreement between the Seller and the B Shareholders;

1.1.2.4.	the Istenes Acknowledgement duly executed in duplicate by its parties if not already delivered in connection with the fulfilment of Condition 2;

1.1.2.5.	duly executed powers of attorney or other authorities under which any of the above transfers have been executed;

1.1.2.6.	all share certificates in respect of the Sale Shares (including the B Shares) (or an indemnity in a form approved by the Buyer (acting reasonably) in respect of any missing share certificate);

1.1.2.7.	any other documents required to give a good title to, and to enable the Buyer or the Buyer’s nominees to become the registered holders of, the Sale Shares;

1.1.2.8.
(as agents for the Company) all its statutory and minute books (written up to date) and its Common Seal (if any), Certificate of Incorporation, any Certificate of Incorporation on Change of Name and all available copies of its Memorandum and Articles of Association;

1.1.2.9.	evidence satisfactory to the Buyer of the release of all Guarantees given by the Company in respect of liabilities of the Seller or any director of the Seller;

1.1.2.10.	all documents of title to the Property;

1.1.2.11.
to the extent not in the possession of the Company at the Property all the financial and accounting books and records of the Company together with all cheque books and paying in books for its bank accounts; and

1.1.2.12.
to the extent not in the possession of the Company at the Property, all the assets of the Company (including all company credit cards held by persons resigning on Completion or otherwise ceasing to be employed or engaged by the Company after Completion) together with all documents evidencing its title to each of its assets (including vehicle registration documents relating to its motor vehicles); and

1.1.2.13.	the Company’s Company Authentification Code at Companies House (if any);

1.1.2.14.
a statement of the overdraft and credit balances from the Company’s bankers and other lenders together with a reconciliation showing items in transit which have yet to be credited or debited (as appropriate) to the Company’s account(s) with any such lender (including for the avoidance of doubt credit card companies) as at close of business on the day preceding Completion;

1.1.2.15.	bank statements for the Company as at close of business on the day preceding Completion;

1.1.2.16.	cash book balances for the Company as at close of business on the day preceding Completion;
1.1.3.
cause all stock transfers executed in accordance with paragraphs 1.1.2 and 1.1.3 above to be resolved to be registered (subject only to them being duly stamped) notwithstanding any provision to the contrary in the Articles of Association of the Company;

1.1.4.
cause the persons named in part 2 of this schedule 6 to be validly appointed as additional directors and the person named in part 3 of this schedule 6 to be validly appointed as secretary of the Company;

1.1.5.	on those appointments being made, cause the persons named in schedule 2 (other than the Seller) to cease to be directors and (if applicable) employees and the person named in part 4 of this schedule 6 to cease to be secretary and procure all such persons to deliver to the Buyer their agreed form written resignations of their respective offices acknowledging under seal that they have no claim outstanding including for compensation for loss of office, redundancy and unfair dismissal;

1.1.6.
if the Buyer so requests, procure that each or any director or secretary required by this schedule 6 to resign on Completion shall concur with the Company in taking any action which the Buyer may consider necessary to preclude any such person from making a complaint to or bringing proceedings before an employment tribunal or other court in respect of the termination of his contract of employment;

1.1.7.
procure that the auditors of the Company shall deposit their written notice of resignation at its registered office in accordance with section 392 CA 1985 with a statement under section 394 CA 1985 that there are no circumstances connected with their ceasing to hold office which they consider should be brought to the attention of the members or creditors of the Company and confirmation that all fees due to the resigning auditors by the Company have been invoiced and paid in full, each in agreed form;

1.1.8.	repay to the Company, or procure the repayment to it of, all indebtedness outstanding at Completion from the Seller or any person connected with the Seller to the Company; and

1.1.9.	procure that the Company shall repay all loans (if any) made to it by the Seller as fairly disclosed in the Disclosure Letter and outstanding at Completion.

1.1.10.	procure that the Seller is released from all Guarantees given by him in relation to obligations and liabilities of the Company.
2	Buyer’s Obligations
2.1.	The Buyer shall on Completion:
2.1.1.
(to the extent not previously provided) provide evidence of the satisfaction of such of the Conditions as are to be fulfilled by it (unless and to the extent duly waived) in form and substance reasonably satisfactory to the Seller and shall duly execute and deliver to the Seller those of the Agreed Documents requiring to be so executed and delivered;

2.1.2.	make the payments referred to in clause 7.2;

2.1.3.	procure that the Company pay the Istenes Sum to the Nominated Account.
3	Joint Obligations

3.1.	The parties shall join in procuring that at or before Completion:
3.1.1.	Ernst & Young LLP shall be appointed auditors of the Company;

3.1.2.
all existing bank mandates in force for the Company shall be altered (in such manner as the Buyer shall at Completion require) to reflect the resignations and appointments referred to in paragraphs 1.1.4 and 1.1.5 above; and

3.1.3.	the registered office of the Company shall be changed to 1 St James Gate Newcastle upon Tyne NE99 1YQ;
PART 2 — ADDITIONAL DIRECTORS
David R McConnaughey
Robert D Welding
Jennifer L Sherman
PART 3 — NEW SECRETARY
WB Company Secretaries Limited
PART 4 — RESIGNING SECRETARY
Wilsons (Company Secretaries) Limited

SCHEDULE 7
THE PROPERTY

Title			Date of	Parties to	Term and		Present
Number	Description	Proprietor	Lease	Lease	rent	Occupier(s)	Use
HP665733	Unit B, York House, School Lane, Chandlers Ford, SO53 4DG and parking spaces	PIPS Technology Limited	30.09.05	Sefton LLC (1) PIPS Technology Limited (2)	15 years from 30.09.05 at a commencing rent of £110,504 pa	PIPS Technology Limited	Class B1 Town & Country Planning (Uses Classes) Order 1987

HP680338	Unit D, York House, School Lane, Chandlers Ford, SO53 4DG and parking spaces	PIPS Technology Limited	11.10.06	Orchard (Clinics 5) Limited (1) PIPS Technology Limited (2)	15 years from 30.09.05 at a commencing rent of £16,750 pa commencing 22.09.06	PIPS Technology Limited	Class B1 Town & Country Planning (Uses Classes) Order 1987

SCHEDULE 8
TAX COVENANT
1	Seller’s Covenant
1.1.	Subject to paragraph 2, the Seller covenants with the Buyer to pay to the Buyer an amount equal to:
1.1.1.	any Tax Liability of the Company:
1.1.1.1.	arising as a consequence of or by reference to one or more Events which occurred on or before Completion;

1.1.1.2.	arising in respect of or by reference to any income profits or gains which were earned accrued or received on or before or in respect of a period ended on or before Completion;
1.1.2.
any Tax Liability of the Company which would have arisen (and in respect of which the Seller would have been liable under paragraph 1.1.1) but for the setting off of an Accounts Relief or a New Relief against that Tax Liability or (as the case may be) against the income profits or gains which would have given rise to that Tax Liability;

1.1.3.
any Accounts Relief lost or (where the Accounts Relief lost was a deduction from or set-off against income profits or gains) the Tax which would (on the basis of the rates of Tax current at the date of the loss and assuming income profits or gains chargeable to Tax of an amount equal to the Relief) have been saved but for the loss;

1.1.4.	any liability of the Company to pay or repay an amount in respect of Tax under any indemnity covenant guarantee mortgage or charge entered into on or before Completion;

1.1.5.
any Tax Liability of any other person imposed upon the Company by reason of the failure of any other person to pay an amount of Taxation (whether or not that liability is also or alternatively a liability of, or chargeable against or attributable to, any other person and whether or not the Company shall or may have a right of recovery or reimbursement against any other person arising as a consequence of or by reference to one or more Events which occurred on or before Completion);

1.1.6.	any Tax Liability arising out of or in connection with or by reason of:

1.1.6.1.	transactions occurring on or before Completion between the Company and any of its shareholders or directors and/or any person connected with any of them;

1.1.6.2.
any Tax in respect of the emoluments of employees or directors of the Company and/or any person connected with any of them arising in respect of periods ended on or before Completion and arising from their employment or directorships with the Company or in respect of services rendered by an individual to the Company in respect of periods on or before Completion where Tax has not been properly accounted for or proper returns have not been made in respect of emoluments;

1.1.6.3.	any Tax arising by virtue of the application of Schedule 28AA of ICTA 1988;
1.1.7.	any Tax Liability which is a liability for inheritance tax which:-
1.1.7.1.	arises as a result of a transfer of value occurring or being deemed to occur on or before Completion (whether or not in conjunction with the death of any person whensoever occurring);

1.1.7.2.	has given rise at Completion to a charge on any of the Shares or assets of the Company;

1.1.7.3.
gives rise after Completion to a charge on any of the Shares in or assets of the Company as a result of the death of any person within seven years of a transfer of value which occurred before Completion.

1.1.8.	any costs and expenses reasonably incurred by the Buyer and/ or the Company in connection with;
1.1.8.1.
any liability or amount for which the Seller is liable under any of paragraphs 1.1.1 to 1.1.8 inclusive, including the costs and expenses of investigating assessing or contesting any Tax Claim in respect of that liability or amount;

1.1.8.2.	taking any action, including the defence of any Tax Claim, at the request or direction of the Seller; or

1.1.8.3.	any successful claim by the Buyer under this schedule 8.
1.2.	The provisions of section 213 of ITA 1984 (refund by instalments) shall be deemed not to apply to any liability for inheritance tax within this paragraph 1.
2	Restriction of Seller’s Liability
2.1.
Save in the case of fraud, dishonesty deceit or intentional misstatement or omission (and subject to paragraph 2.3 below) the provisions of schedule 5 (Seller Protection) as apply to Covenant Claims (as defined in such schedule) shall apply to this Tax Covenant as if they were set out in full in it and the liability of the Seller under this Tax Covenant shall be limited or excluded accordingly.

2.2.	The covenants contained in paragraph 1 shall not extend to any Tax Liability to the extent that:
2.2.1.
the relevant Tax Liability was paid or discharged on or before Completion and that payment or discharge was reflected in the Completion Accounts PROVIDED THAT this exclusion shall apply only where the Seller has made payment in full to the Buyer of any sums due to the Buyer pursuant to clause 6.1 of this agreement;

2.2.2.
provision or reserve in respect of that Tax Liability was made in the Completion Accounts PROVIDED THAT this exclusion shall apply only where the Seller has made payment in full to the Buyer of any sums due to the Buyer pursuant to clause 6.1 of this agreement in circumstances where such provision applies) ;

2.2.3.
that Tax Liability results from or is increased by any change after Completion in the accounting or tax policies or practices of the Buyer or the Company or the method of computing or submitting tax computations unless the policy or practice adopted by the Company prior to completion was unlawful, or not in accordance with UK GAAP;

2.2.4.	that Tax Liability would not have arisen but for an increase in the number of associated companies (within the meaning of ICTA 1988, s.13(4)) of the Company on or after Completion;

2.2.5.
such Tax Liability would not have arisen or would have been reduced or eliminated but for a failure or omission on the part of the Company or the Buyer after Completion to make any claim, election, surrender or disclaimer or to give any notice or consent under or in connection with a provision of any enactment or regulation relating to Taxation provided the requirement to make such claim election surrender or disclaimer or to give such notice or consent is set out in the Disclosure Letter along with full details of it (including time limits and the circumstances surrounding it).

2.2.6.	that Tax Liability would not have arisen but for a change in the accounting reference date of the Company made on or after Completion;

2.2.7.
such Tax Liability would not have arisen but for an act, omission or transaction of the Buyer or the Company after Completion outside the ordinary course of business and otherwise than under a legally binding commitment of the Company created before Completion and the Buyer was or ought reasonably to have been aware that such act omission or transaction would give rise to such Tax Liability.

2.3.	The provisions of Article 4.1 of the Joint Issues Agreement shall not apply to any claims in respect of any Tax Liability falling within paragraph 1.1 of this Tax Covenant.
3	Credit for Tax Savings
3.1.	In this paragraph 3:
3.1.1.	“Prior Liability” means a Tax Liability of the Company in respect of which the Seller has made payment to the Buyer under this Tax Covenant;

3.1.2.
“Tax Saving” means the reduction or elimination on or before the seventh anniversary of this agreement of any Tax Liability of the Company to the extent that such reduction or elimination would not have occurred but for the payment or discharge by the Company of a Prior Liability; and

3.1.3.
the Company shall be regarded as obtaining the benefit of a Tax Saving on the last day on which (but for the Relief giving rise to the Tax Saving) it would have been obliged to make an actual payment of Tax in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax.

3.2.
The Buyer shall use its reasonable endeavours to procure that the benefit of any Tax Saving is obtained as early as possible provided that nothing in this paragraph 3 shall require the Buyer or the Company to manage their tax affairs in a way which, in the reasonable opinion of the Buyer, would prevent optimum use of any Reliefs available.

3.3.
If the Buyer becomes aware that a Tax Saving has arisen it shall notify the Seller as soon as practicable. If (at the cost and expense of the Seller) the auditors for the time being of the Company certify that the Company has obtained the benefit of a Tax Saving, then the Buyer shall repay to the Seller an amount equal to the lesser of:

3.3.1.	the amount of that Tax Saving (as certified by the auditors); and

3.3.2.	(to the extent not already refunded) the amount(s) previously paid by the Seller to the Buyer under this schedule 8 in respect of the Prior Liability in question.
3.4.	The amount of any Tax Saving (or the Relief giving rise to that Tax Saving) shall not be increased by:
3.4.1.	any Accounts Relief or New Relief;

3.4.2.	any surrender or claim to surrender any amount by way of group relief, surplus advance corporation tax or tax refund; or

3.4.3.	any change in Tax Legislation or rates of Taxes announced after Completion.
4	No disclosures

4.1.
The Buyer may claim and recover under this Tax Covenant in respect of a Tax Liability notwithstanding that the Buyer had knowledge (whether actual constructive or implied) on or before Completion of that Tax Liability (or the matter giving rise to that Tax Liability).

5	Refund of recovered sums
5.1.
Where the Seller has paid an amount in full discharge of a liability under paragraph 1 in respect of any Tax Liability and the Buyer or the Company is or becomes entitled to recover from some other person (not being the Buyer the Company or any other person in the Buyer’s Group) any amount in respect of such Tax Liability the Buyer shall and shall procure that the Company shall:-

5.1.1.	notify the Seller of his entitlement to recovery as soon as reasonably practicable; and

5.1.2.
if so required by the Seller and, subject to the Buyer and the Company being indemnified and secured by the Seller to the Buyer’s reasonable satisfaction in respect of any costs and expenses incurred in recovering that amount the Buyer shall or shall procure that the Company shall take all reasonable steps to enforce that recovery PROVIDED THAT the Buyer shall not be required to take any action pursuant to this paragraph 5 (other than an action against a Tax Authority or a person who has given Tax advice to the Company on or before Completion) which in the Buyer’s reasonable opinion is likely to harm the commercial relationship (potential or actual) of the Buyer or any member of the Buyer’s Group or the Company with that or any other person.

5.2.	If the Buyer or the Company recovers any amount referred to in paragraph 5.1 then the Buyer shall promptly repay to the Seller a sum equal to the lesser of:
5.2.1.	any sum (including interest and/or any repayment supplement) so recovered less any Tax suffered in respect of that amount and any costs and expenses incurred in recovering that sum; and

5.2.2.	the amount paid by the Seller under paragraph 1 in respect of the Tax Liability in question.
6	No Deductions or Withholdings
6.1.	Except only as may be required by law all sums payable by the Seller under this Tax Covenant shall be paid free and clear of all deductions or withholdings.

6.2.
If any deductions or withholdings are required by law to be made from any payment under this Tax Covenant, the Seller shall pay such sum as shall, after the deduction or withholding has been made, leave the Buyer with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

7	Tax on Payments

If any sum payable by the Seller to the Buyer under this Tax Covenant (including any sum payable under this paragraph 7) is (or but for the availability of any Accounts Relief or New Relief would be) subject to a Tax Liability in the hands of the Buyer (in any case in which the benefit of paragraph 3 of H M Revenue and Customs Extra Statutory Concession D33 or any replacement of it has no application) the Seller shall pay to the Buyer such sum as would have been required to be paid under paragraph 6.2 had that Tax Liability been a deduction or withholding from the sum payable by the Seller.

8	Date for Payment
8.1.
Where the Seller becomes liable to make a payment under this Tax Covenant, the due date for the making of that payment in cleared funds shall be the date falling five business days after the date on which the Company or (as the case may be) the Buyer has notified the Seller of the amount of the payment required to be made or, if later:

8.1.1.
in the case of a liability within paragraphs 1.1.1, 1.1.5 and 1.1.6 the second business day prior to the last date on which the payment of Tax in question may be paid to the relevant Tax Authority in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax Liability;

8.1.2.	in the case of the loss or set-off of a right to repayment of Tax within paragraph 1.1.2 or 1.1.3, the date on which that repayment would have been received but for the loss or set-off;

8.1.3.
in the case of the set-off of a Relief (other than a right to repayment of Tax) within paragraph 1.1.2, the last date on which the Tax Liability which (but for the set-off) would have been payable could have been paid to the relevant Tax Authority in order to avoid incurring a liability to interest or a charge fine or penalty in respect of that Tax Liability; or

8.1.4.	in the case of any liability within paragraph 1.1.4, the second business day prior to the date on which the payment or repayment becomes due and payable.
9	Interest on Late Payment

If any payment required to be made by the Seller under this Tax Covenant is not made by its due date for payment, then that payment shall carry interest from that due date until the date when the payment is actually made at the rate of 4% above the base rate from time to time of Barclays Bank plc compounded quarterly.

10	Price Reduction

Any payment by the Seller under this Tax Covenant shall (so far as possible) be treated as a reduction in the consideration paid for the Sale Shares but nothing in this paragraph 10 shall limit or exclude the liability of the Seller under this agreement.

11	Tax Claims

11.1.
If the Buyer or the Company shall become aware of any Tax Claim which is likely to give rise to a liability of the Seller under this Tax Covenant the Buyer shall (or shall procure that the Company shall) as soon as reasonably practicable give notice of that Tax Claim to the Seller but so that such notice shall not be a condition precedent to the liability of the Seller under this Tax Covenant. Such notice shall include the details of the Tax Claim if and insofar as they are known to the Buyer (including, if reasonable for the Buyer to do so, an estimate of the Seller’s liability under this Tax Covenant.

11.2.
If the Seller shall indemnify and secure the Company and the Buyer to the reasonable satisfaction of the Buyer against all losses, damages and expenses (including any additional Tax Liability, costs and interest on overdue Tax) which may be incurred in complying with this paragraph 11.2, the Buyer shall (and shall procure that the Company shall), in each case subject to the provisions of paragraph 11.4 in accordance with any reasonable instructions of the Seller promptly given by notice to the Buyer (but subject to paragraph 11.3) seek to avoid, dispute, resist, appeal, compromise or defend that Tax Claim (called “the Dispute”):

11.3.	If:-
11.3.1.
The Seller does not request the Buyer or the Company to take any action under paragraph 11.2 or the Seller fails to indemnify and secure the Buyer and the Company to the Buyer’s reasonable satisfaction in each case within 15 Business Days commencing with the date on which the notice is deemed received in accordance with paragraph 11 by the Seller; or

11.3.2.
the Seller (or the Company before Completion) has been involved or alleged by a Tax Authority to have been involved in fraudulent conduct or wilful default in respect of the Tax Liability which is the subject matter of the Dispute;

the Buyer or the Company shall have the conduct of the Dispute absolutely (without prejudice to its rights under this Tax Covenant) and shall be free to pay or settle the Tax Claim on such terms as the Buyer or the Company may in their absolute discretion consider fit.

11.4.
Neither the Buyer nor the Company shall be obliged to comply with any request of the Seller under paragraph 11.2 which involves contesting any assessment to or demand for Tax before any court or appellant body (or contesting any determination in respect of such assessment or demand by any subordinate tribunal, court or other appellate body) unless tax counsel of at least seven years standing instructed by agreement between the Buyer and the Seller at the expense of the Seller has confirmed, having received all relevant documentation and having regard to all circumstances that any such appeal or contest is, on the balance of probabilities, likely to succeed.

11.5.	The Buyer shall and shall procure that the Company shall:-
11.5.1.	keep the Seller fully and promptly informed of any material matters relating to any Dispute, negotiations or proceedings conducted under paragraph 11.2 above and will provide the

Seller with copies of all material correspondence and details of all other communications pertaining to such dispute, negotiations or proceedings;

11.5.2.
(save where the provisions of paragraph 11.3 apply) not knowingly make any admission of liability or any settlement or compromise of the Dispute without the prior approval of the Seller such approval not to be unreasonably withheld or delayed.

11.6.
The Buyer and the Company shall not in any event be obliged to comply with any instruction of the Seller to make a settlement or compromise of a Tax Claim which is the subject of a dispute or agree any matter in the conduct of that dispute which is likely materially to increase the amount of that Tax Claim or to increase the future liability of the Company or the Buyer in respect of Tax.

11.7.
For the avoidance of doubt the Buyer shall not be obliged to take any action which would have a material adverse effect on the business of the Buyer or any member of the Buyer’s Group (as enlarged by the acquisition of the Company) or the tax treatment of the Buyer or any member of the Buyer Group (as so enlarged).

11.8.	The provisions of this paragraph 11 shall apply (with the necessary changes) to any Tax Claim which is likely to give rise to a claim under the Tax Warranties.
12	Corporation tax returns
     In this paragraph 12:-
12.1.	“Agents” means such firm of chartered accountants as may be determined by the Buyer from time to time for the purposes of this paragraph 12 in consultation with the Seller;

12.2.	“Relevant Returns” means the corporation tax returns and computations of the Company in respect of periods ending on or before 31 December 2006;

12.3.
“Relevant Correspondence” means all documents, correspondence and communications relating to the Relevant Returns which shall be received from or sent to HM Revenue and Customs and/or the Inland Revenue.

12.4.
The Buyer shall appoint the Agents in respect of all Relevant Returns at the cost of the Buyer (provided that this shall not prejudice any claims the Buyer may have against the Seller under the Tax Covenant).

12.5.
The parties shall each use their reasonable endeavours to procure that the Agents (as appropriate) shall keep the Seller, the Company and the Buyer fully informed of all material matters relating to the submission, negotiation and agreement of the Relevant Returns (including provision of copies of all Relevant Correspondence).

12.6.
The Buyer shall consult the Seller with respect to the appropriate action to take in negotiating the Relevant Returns with HM Revenue and Customs and/or the Inland Revenue and will take into account the reasonable representations of the Seller in relation thereto.

12.7.
The Company shall not be obliged to make any claim, election, surrender or disclaimer or to give any notice or do any other thing the effect of which will, in the reasonable opinion of the Buyer, create or increase any current or future liability of the Company or the Buyer or any other member of the Buyer’s Group after Completion.

13	Access to Books and Records

The Buyer shall (and shall procure that the Company and its agents shall) provide to the Seller and the Seller shall (and shall procure that its agents shall) provide to the Buyer and the Company such access to relevant books, accounts and records in their respective possession or control as is necessary and reasonable to investigate, assess or, subject to paragraph 11, to contest any Tax Claim and to agree the Relevant Returns in accordance with paragraph 12.

SCHEDULE 9
A.	COMPLETION ACCOUNTS ACCOUNTING POLICIES
The Completion Accounts shall be prepared (and the Net Asset Value and the Adjustment Amount computed) in accordance with the provisions of clause 6.4 of this agreement.
B.	SPECIFIC ACCOUNTING POLICIES
1.	EMI deduction
Credit is to be given for the corporation tax deduction under Schedule 23 Finance Act 2003 in respect of the exercise of Enterprise Management Incentive share options granted by the Company.
2.	Payment to Mr Istenes
For the avoidance of doubt an adjustment is to be made for the extent to which payment of the amount £1,680,000 (being the Istenes Sum inclusive of the related UK Retention) is deductible in computing corporation tax of the Company. For the further avoidance of doubt the Istenes Sum shall be deemed to have been paid by the Company prior to Completion to the intent that it does not form part of the Company’s cash balances at Completion.
3.	Auditors Fees
The Seller’s proportion of the auditors fees as described in clause 6.9 shall be fully provided for in the Completion Accounts.
4.	Indebtedness
To the extent that any amount of interest bearing indebtedness has been added back as an asset in computing the Base NAV it shall not be deducted as a liability in computing NAV.

UK SPA

EXECUTED AND DELIVERED	)
AS A DEED by ALAN KEITH SEFTON	)
in the presence of:	)

Witness Name:

Witness Address:

Witness Occupation:

EXECUTED AND DELIVERED	)
AS A DEED by FEDERAL SIGNAL OF	)
EUROPE BV Y CIA, SC a Spanish company	)
“sociedad colectiva, domiciled in Calle Doctor Ferran,
Vilassar de Dalt (Barcelona) Postal Code 08339 and registered with the Barcelona
Commercial Registry under Volume 39272
Folio 109 Page B — 343809, First Entry, with Tax ID Number
C-64402126 and duly represented by its legal
Representative Mr José M Paso Luna
)
)

EXECUTED AND DELIVERED	)
AS A DEED by FS PIPS UK LIMITED	)
acting by:	)

Director

Director/ Secretary

EXECUTED AND DELIVERED )
AS A DEED by PIPS TECHNOLOGY LIMITED )
acting by: )

Director

Director/ Secretary